UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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Notice of

2021 Annual Meeting of Stockholders

and Proxy Statement

Date and Time:	December 13, 2021 at 8:00 a.m. Pacific Time

Virtual:	Attend the annual meeting online,
including submitting questions and voting,
at www.virtualshareholdermeeting.com/CSCO2021

October 22, 2021

Dear Cisco Stockholder:

You are cordially invited to participate in the Annual Meeting of Stockholders of Cisco Systems, Inc., which will be held online on Monday, December 13, 2021 at 8:00 a.m. Pacific Time. Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Stockholders and the Proxy Statement. You will find a Proxy Summary starting on the first page of the Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

We encourage stockholders to register for online delivery of stockholder materials via the Cisco website at investor.cisco.com. Navigate to “Resources & FAQs” via the menu at the top left-hand corner, and then to “Personal Investing”. Follow the instructions under the heading “Electronic Enrollment” to register and provide your consent for online delivery. Thank you for your support of our efforts to preserve natural resources by reducing mail.

We are pleased to provide stockholders with the opportunity to participate in the annual meeting online via the Internet to facilitate stockholder attendance and provide a consistent experience to all stockholders regardless of location. We will provide a live webcast of the annual meeting at www.virtualshareholdermeeting.com/CSCO2021, where you will also be able to submit questions and vote online.

Charles H. Robbins

Chair and Chief Executive Officer

San Jose, California

Your Vote is Important

Whether or not you participate in the annual meeting, it is important that your shares be part of the voting process. See the section entitled “Information about the Meeting — Voting via the Internet, by Telephone or by Mail” on page 72 of the Proxy Statement for detailed information regarding voting instructions.

Notice of Annual Meeting of Stockholders

Date	December 13, 2021

Time	8:00 a.m. Pacific Time

Virtual	Attend the annual meeting online, including to vote and submit questions, at www.virtualshareholdermeeting.com/CSCO2021

Record date	October 15, 2021

Items of business

•  To elect to Cisco’s Board of Directors the following eleven nominees presented by the Board of Directors: M. Michele Burns, Wesley G. Bush, Michael D. Capellas, Mark Garrett, John D. Harris II, Dr. Kristina M. Johnson, Roderick C. McGeary, Charles H. Robbins, Brenton L. Saunders, Dr. Lisa T. Su, and Marianna Tessel.

•  To vote on a non-binding advisory resolution to approve executive compensation.

•  To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2022.

•  To vote upon a proposal submitted by a stockholder, if properly presented at the annual meeting.

•  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Proxy voting

Whether or not you plan to participate in the annual meeting, please vote as soon as possible. Please refer to the section entitled “Information about the Meeting — Voting via the Internet, by Telephone or by Mail” on page 72 of the Proxy Statement for a description of how to vote in advance of the meeting.

By Order of the Board of Directors

Evan Sloves

Secretary

San Jose, California

October 22, 2021

Proxy Statement for 2021 Annual Meeting of Stockholders

PROXY SUMMARY

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held on December 13, 2021, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about October 25, 2021 to stockholders entitled to vote at the annual meeting.

This summary highlights selected information about the items to be voted on at the annual meeting and information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote, and you should read the entire Proxy Statement carefully before voting. For more complete information about these topics, please review our Annual Report on Form 10-K and the entire Proxy Statement. The information contained on cisco.com or any other website referred to herein is provided for reference only and is not incorporated by reference into this Proxy Statement.

Participating in the Annual Meeting

Date and Time	Place	Record Date
Monday, December 13, 2021 8:00 a.m. Pacific Time

Attend the annual meeting online at www.virtualshareholdermeeting.com/CSCO2021 using the 16-digit control number on your Notice of Internet Availability, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time.

October 15, 2021

Question and Answer Session	Voting	Technical Difficulties
Submit questions before the annual meeting at www.proxyvote.com after logging in with your Control Number or you can submit questions during the meeting.

Vote online before the annual meeting at www.proxyvote.com or attend the meeting virtually and follow the instructions on the website. For additional information regarding voting, see the section entitled “Information about the Meeting — Voting via the Internet, by Telephone or by Mail” on page 72 of the Proxy Statement.

If you have difficulty accessing the annual meeting, please call: 1-844-986-0822 (U.S.) or 303-562-9302 (international)

Annual Meeting Proposals

Proposal	Recommendation of the Board	Page

1 — Election of Directors	FOR each of the nominees	9

2 — Advisory Vote to Approve Executive Compensation	FOR	23

3 — Ratification of Independent Registered Public Accounting Firm	FOR	64

4 — Stockholder Proposal	AGAINST	68

Business Overview

Cisco designs and sells a broad range of technologies that power the Internet. We are integrating our platforms across networking, security, collaboration, applications and the cloud. These platforms are designed to help our customers manage more users, devices and things connecting to their networks. This will enable us to provide customers with a highly secure, intelligent platform for their digital business.

As our customers add billions of new connections to their enterprises, and as more applications move to a multicloud environment, the network becomes even more critical. Our customers are navigating change at an unprecedented pace and our mission is to shape the future of the Internet by inspiring new possibilities for them by helping transform their infrastructure, expand applications and analytics, address their security needs, and empower their teams. We believe that our customers are looking for outcomes that are data-driven and provide meaningful business value through automation, security, and analytics across private, hybrid, and multicloud environments.

Corporate Governance Highlights

Cisco’s Board is composed of skilled and diverse directors and has established robust corporate governance practices and policies. The Board believes strongly in the value of an independent board of directors. Cisco has established a Lead Independent Director role with broad authority and responsibility, which is currently filled by Mr. Capellas. See the “Corporate Governance” section in the Proxy Statement for more information, including:

•	Our corporate governance policies and practices and where you can find key information regarding our corporate governance initiatives;

•	Our balanced Board leadership structure and qualifications, including a Lead Independent Director, with currently over 90% of the members being independent; and

•

Our stockholder engagement during fiscal 2021, during which we engaged with stockholders representing approximately 27% of our outstanding shares, including 65% of our top 30 stockholders on a variety of topics, including our business and long-term strategy, corporate governance and risk management practices, board leadership and refreshment, diversity, corporate social responsibility initiatives (including environmental, social, and governance (“ESG”) matters), our executive compensation program, and other matters of stockholder interest.

Corporate Social Responsibility Highlights

Cisco’s purpose is to “Power an Inclusive Future for All” and our corporate social responsibility initiatives are organized into several areas that are aligned across ESG topics, which include technology that helps securely power the world’s connectivity (Power), to driving fairness, inclusion, and equitable opportunity (Inclusive), and helping to ensure a sustainable and regenerative planet (Future).

Our Purpose: Power an Inclusive Future for All

Power	Inclusive	Future
Deliver tech that securely and responsibly powers the world’s connectivity, delivers one of the best experiences, and helps support human rights.	Act boldly and deliberately to help drive fairness, inclusion and equitable access to opportunity.	Help ensure a sustainable and regenerative future for our planet.

•

Power: At Cisco, we hold ourselves to the highest standards of business conduct. This requires applying leading security and privacy practices and global principles of human rights to the design, sourcing, manufacturing, and sale of our solutions; and working to integrate a human rights perspective across Cisco’s global business. Cisco earns trust by striving to operate with transparency, fairness, accountability, and integrity in every aspect of our business. The COVID-19 pandemic has intensified the importance of all these issues. Digital, cloud-first, and remote/hybrid work are now the default for many organizations, and advanced networks are essential for business resiliency and reliability.

•

Inclusive: We power inclusivity through our “Conscious Culture” and social impact initiatives. Our “Conscious Culture” informs all aspects of the Cisco employee experience — from how we support employees across the full spectrum of diversity to how we engage teams and give back to communities. Our “Conscious Culture” is a set of expectations, principles, and measures that we believe best define Cisco’s values, beliefs, and ethos. Our values and expectations are laid out in our Code of Business Conduct. Every employee must certify compliance with the code each year to help ensure integrity in the workplace, the ethical use of data and resources, and to help prevent conflicts of interest. Living a “Conscious Culture” requires us to act with dignity, respect, fairness, and equity in each of our interactions with one another, building a culture that allows us to become a catalyst for social change.

•

Future: Environmental sustainability is foundational to creating a more inclusive world. Since 2006, Cisco has been driving meaningful change by reducing emissions associated with our operations, product use and supply chain. For example, in September 2021, we announced our commitments to be net zero across all scopes of greenhouse gas (“GHG”) emissions by 2040, which includes our product use, operations, and supply chain, and net zero across all global Scope 1 and Scope 2 GHG emissions by 2025. We are also helping to ensure sustainable use of resources by continuing to apply circular economy principles to the entire lifecycle of our products, and by being responsible stewards of the natural resources we all share, like water and air.

See the “Corporate Social Responsibility” section for discussion about our governance and our efforts in these important areas.

Executive Compensation Highlights

Our pay practices align with our pay-for-performance philosophy and underscore our commitment to sound compensation and governance practices. Further, given the importance of ESG matters to Cisco’s strategy, we considered each executive’s progress towards Cisco’s ESG-related initiatives, including the promotion of inclusion, diversity, equal opportunity, social justice, and health and safety in the individual performance factor portion of the Cisco Systems, Inc. Executive Incentive Plan (“EIP”) for fiscal 2021.

Our executive compensation program rewards performance	Compensation philosophy designed to attract and retain, motivate performance, and reward achievement
Performance measures aligned with stockholder interests
Majority of annual total direct compensation (“TDC”) is performance-based
No dividends paid or dividend equivalents settled on unvested awards

We apply leading executive compensation practices	Independent compensation committee
Independent compensation consultant
Comprehensive annual compensation program risk assessment
Caps on incentive compensation
Promotion of ESG initiatives considered in the variable cash incentive program
No pandemic-related adjustments to incentive programs
None of our executive officers have employment, severance or change in control agreements
Stock ownership guidelines
Recoupment/Clawback policy
Limited perquisites
No single-trigger vesting of equity award grants
No stock option repricing or cash-out of underwater equity awards
No supplemental executive retirement plan or executive defined benefit pension plan
No golden parachute tax gross-ups
Broad anti-pledging and anti-hedging policies

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

Cisco is committed to stockholder-friendly corporate governance and the Board of Directors has adopted clear corporate policies that promote excellence in corporate governance. We have adopted policies and practices that are consistent with our commitment to transparency and best-in-class practices, as well as to ensure compliance with the rules and regulations of the Securities and Exchange Commission, the listing requirements of Nasdaq, and applicable corporate governance requirements. Key corporate governance policies and practices include:

•	The Board has held annual elections of directors since Cisco’s initial public offering;

•	The Board has adopted majority voting for uncontested elections of directors;

•	A majority of the Board is independent of Cisco and its management;

•	The Board has a robust Lead Independent Director role with broad authority and responsibility;

•	The independent members of the Board meet regularly without the presence of management;

•	Stockholders may recommend a director nominee to Cisco’s Nomination and Governance Committee;

•	Stockholders that meet eligibility requirements may submit director candidates for election in Cisco’s proxy statement through its proxy access bylaw provision;

•	Stockholders have the right to take action by written consent;

•	Stockholders owning 10% of the outstanding shares of Cisco’s common stock have the right to call a special meeting;

•	No poison pill;

•

All members of the key committees of the Board — the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), and the Nomination and Governance Committee — are independent;

•	The charters of each of the committees of the Board clearly establish the committees’ respective roles and responsibilities;

•	Cisco has a clear Code of Business Conduct (“COBC”) that is monitored by Cisco’s ethics office and is annually affirmed by its employees;

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Key information regarding Cisco’s corporate governance initiatives can be found in the Corporate Governance section of our Investor Relations website at investor.cisco.com, which also includes Cisco’s corporate governance policies, Cisco’s COBC and the charter for each committee of the Board.

Board Leadership Structure

Board Independence

Our Board believes strongly in the value of an independent board of directors. Other than Mr. Robbins, our Chief Executive Officer (“CEO”), all members of our Board are independent. Independent board members have consistently comprised over 75% of the members of Cisco’s Board. Additionally, all members of the key board committees — the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee — are independent. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board also meet regularly during executive sessions of the Board without management present, and the Lead Independent Director chairs those sessions. Mr. Capellas currently serves as Lead Independent Director, and Mr. Robbins currently serves as Cisco’s Board Chair and CEO.

Board Chair

The Board believes that it should maintain flexibility to determine Cisco’s Board leadership structure from time to time. Our policies do not preclude our CEO from also serving as Board Chair. For instance, Mr. Robbins, our CEO, currently serves as Board Chair. The Board believes that our current leadership structure, which includes a strong Lead Independent Director, provides appropriate balance and currently is in the best interest of Cisco and its stockholders. The broad authority and oversight given to the Lead Independent Director role helps ensure a strong independent and active Board. Additionally, Mr. Robbins’ demonstrated leadership during his tenure at Cisco, and his ability to speak as both Board chair and CEO, provides a strong unified leadership for Cisco.

Lead Independent Director

The Lead Independent Director is elected by and from the independent directors. Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following responsibilities:

•	authority to call meetings of the independent directors;

•

presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors (during which Cisco’s strategy is reviewed and other topics are discussed);

•	serving as principal liaison between the independent directors and the Chair and CEO;

•	communicating from time to time with the Chair and CEO and disseminating information to the rest of the Board as appropriate;

•	providing leadership to the Board if circumstances arise in which the role of the Chair may be, or may be perceived to be, in conflict;

•

reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to the Board (including the quality, quantity, and timeliness of such information);

•	being available, as appropriate, for consultation and direct communication with major stockholders;

•	presiding over the annual performance evaluation of the Board, including the performance evaluation of each Board committee and individual Board members; and

•	facilitating the Board’s performance evaluation of the CEO in conjunction with the Compensation Committee.

Mr. Capellas currently serves as our Lead Independent Director. In connection with Mr. Capellas’ appointment as Lead Independent Director, the Board considered his demonstrated leadership during his tenure as a member of the Board, and also his leadership during his tenure as chair of both the Finance and Acquisition Committees, and believes that his ability to act as a strong Lead Independent Director provides balance in Cisco’s leadership structure and is in the best interest of Cisco and its stockholders.

Board Performance Evaluation Process

The Board recognizes that a robust and constructive performance evaluation process is an essential component of Board effectiveness. As such, the Board conducts an annual performance evaluation that is intended to determine whether the Board, each of its committees, and individual Board members are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. The Nomination and Governance Committee oversees this annual process, which is led by the Lead Independent Director. As part of this process, the Lead Independent Director, along with outside counsel, conducts one-on-one discussions with each Board member and certain members of management to obtain their assessment of the effectiveness and performance of the Board, its committees, and individual Board members. A summary of the results of this process is presented to the Nomination and Governance Committee identifying any themes or issues that have emerged. The results are then reported to the full Board, which considers the results and ways in which Board processes and effectiveness may be enhanced.

Board Refreshment

Cisco regularly evaluates the need for Board refreshment. The Nomination and Governance Committee, and the Board, are focused on identifying individuals whose skills and experiences will enable them to make meaningful contributions to the shaping of Cisco’s business strategy. During fiscal 2021, the Board appointed John D. Harris II and Marianna Tessel as members upon the recommendation of the Nomination and Governance Committee. For more information on the skills and experience of Mr. Harris and Ms. Tessel, see “Board of Directors — Proposal No. 1 — Election of Directors”.

As part of its consideration of director succession, the Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of Board members such as diversity of business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. Additionally, due to the global and complex nature of our business, the Board believes it is important that the Board include individuals with diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences, and those factors are considered in evaluating board candidates in order to provide practical insights and diverse perspectives.

Cisco policy provides that the Board will take into consideration the age of any current or prospective Board member whose age would be 72 or older when elected, re-elected or appointed to the Board and, before nominating or appointing such Board member, the Board will make an affirmative determination that it is in the best interests of Cisco and its stockholders for that individual to serve on the Board. The average tenure of the director nominees is approximately 6.9 years.

The Nomination and Governance Committee and the Board will regularly evaluate the key qualifications, skills and attributes required in order to effectively refresh the Board with engaged and dynamic leaders with a proven business track record who will bring fresh perspectives to the Board while maintaining the productive working dynamics and collegiality of the Board. The graph below summarizes key qualifications, skills and attributes that the Board believes are most relevant to the decision to nominate candidates to serve on the Board and the prevalence of those characteristics on Cisco’s current Board. For more detailed information on the qualifications, skills and attributes of our Board nominees, see the “Board of Directors — Proposal No. 1 — Election of Directors — Director Qualifications, Skills and Attributes” section in this Proxy Statement.

See the “Board of Directors — Proposal No. 1 — Election of Directors — Board Meetings and Committees — Nomination and Governance Committee” section in this Proxy Statement for more information on the process and procedures related to the Board nomination process.

Stockholder Engagement

At Cisco, we recognize the importance of regular and transparent communication with our stockholders. Each year, we continually engage with a significant portion of stockholders that include our top institutional investors. In fiscal 2021, Cisco engaged in outreach with investors representing over 38% of shares outstanding, and of those investors, our Chair and CEO, Secretary, and Investor Relations team held meetings, conference calls and/or corresponded with investors representing approximately 27% of our outstanding shares, including 65% of our top 30 stockholders. We engaged with these stockholders on a variety of topics, including our business and long-term strategy, corporate governance and risk management practices, board leadership and refreshment, diversity, corporate social responsibility initiatives (including ESG matters), our executive compensation program, and other matters of stockholder interest.

Corporate Social Responsibility

Technology has the potential to create opportunities — or deepen inequalities. Cisco believes that technology, when thoughtfully and strategically applied, can help address inequities; bring positive, lasting change to people’s lives and communities; and benefit the planet. Our Corporate Social Responsibility (“CSR”) reporting describes our commitments, goals, progress, and impact for ESG topics that are significant to Cisco and our stakeholders. Today, our commitment to CSR starts at the top with our Board and senior leadership and is embedded throughout the organization. Our CSR governance structure is designed this way to help ensure we prioritize the right issues as a company, and that we stay on track with our commitments.

Corporate Affairs, as part of Cisco’s People and Communities organization, leads our social investment programs and champions our commitment to CSR performance and transparency. This team engages with internal and external stakeholders and leads ESG assessment and reporting activities, which are aligned with standards set by the Global Reporting Initiative (“GRI”). Additionally, to improve ease of use and comparability with peers, Cisco plans to index our 2021 Purpose Report against frameworks from GRI, the Value Reporting Foundation (SASB Standards), the Task Force on Climate-Related Financial Disclosures (TCFD), and the United Nations’ Sustainable Development Goals, where applicable.

The Nomination and Governance Committee of the Board oversees Cisco’s policies and programs concerning CSR, including ESG matters. The Compensation Committee of the Board oversees the development and implementation of the Cisco’s practices, strategies, and policies used for recruiting, managing, and developing employees (i.e., human capital management). These practices, strategies, and policies focus on diversity and inclusion, workplace environment and safety, and corporate culture. In addition, the full Board receives updates on Cisco’s overall CSR strategy, including ESG matters, from management.

Each year, we report progress toward Cisco’s enterprise goals in our annual Purpose Report (formerly known as our CSR Impact Report). For example, in 2006, Cisco set its first GHG emissions reduction goal. Since then, we have continued to set other goals to engage employees, reduce environmental impacts in our supply chain, and benefit communities. For more information on how Cisco is working to Power an Inclusive Future for All and to review our current progress and future goals, see our ESG Reporting Hub and previous CSR Impact Reports at https://csr.cisco.com. Our 2021 Purpose Report is expected to be published in December 2021. Our CSR website, ESG Reporting Hub and related reports are not incorporated by reference into this proxy statement.

Public Policy Engagements

Information about Cisco’s public policy engagement approach, including its policy priorities, the limitations it imposes on itself relating to public policy-related activities, and the manner in which it discloses its public policy efforts (including its annual payments to trade associations and political action committee contributions), is disclosed on Cisco’s public website at https://www.cisco.com/c/en/us/about/government-affairs.html. In part as a result of proactive engagement with its stockholders, Cisco regularly reviews and updates this web page.

Stockholder Communications with the Board of Directors

Stockholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Evan Sloves, Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Stockholders also may communicate with Cisco’s Compensation Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Evan Sloves, Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board or the Compensation Committee, except for spam, junk mail, mass mailings, product or service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

BOARD OF DIRECTORS

Proposal No. 1 — Election of Directors

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for election. The authorized number of directors is eleven.

The Board of Directors appointed John D. Harris II and Marianna Tessel to the Board in January 2021 and March 2021, respectively, upon the recommendation of the Nomination and Governance Committee. Mr. Harris was brought to the attention of the Nomination and Governance Committee as a potential candidate by one of Cisco’s independent, non-management directors and utilizing a third-party search firm. Ms. Tessel was brought to the attention of the Nomination and Governance Committee as a potential candidate by a third-party search firm.

Director Nominees	Positions and Offices Held with Cisco	Age	Director Since	Other Public Company Boards
M. Michele Burns	Director	63	2003	3
Wesley G. Bush	Director	60	2019	2
Michael D. Capellas	Lead Independent Director	67	2006	3
Mark Garrett	Director	63	2018	4*
John D. Harris II	Director	60	2021	2**
Dr. Kristina M. Johnson	Director	64	2012	—
Roderick C. McGeary	Director	71	2003	2
Charles H. Robbins	Chair and CEO	55	2015	1
Brenton L. Saunders	Director	51	2017	2
Dr. Lisa T. Su	Director	51	2020	1
Marianna Tessel	Director	53	2021	—

*	Mr. Garrett intends to step down from the board of directors of Pure Storage, Inc. by the end of calendar year 2021.

**	Mr. Harris will be appointed to the board of directors of Kyndryl Holdings, Inc., which is expected to occur by the end of calendar 2021.

Business Experience and Qualifications of Nominees

Ms. Burns, 63, has been a member of the Board of Directors since November 2003. She has served on the Advisory Board of the Center on Longevity at Stanford University since October 2019 and previously served as the Center Fellow and Strategic Advisor from August 2012 to October 2019. She served as the Chief Executive Officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. (“Marsh”) from October 2011 to February 2014. From September 2006 to October 2011, Ms. Burns served as Chair and Chief Executive Officer of Mercer LLC (“Mercer”), a global leader for human resources and related financial advice and services. She assumed that role after joining Marsh in March 2006 as Chief Financial Officer. From May 2004 to January 2006, Ms. Burns served as Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation (“Mirant”), where she successfully helped Mirant restructure and emerge from bankruptcy. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Chief Financial Officer in 2000 and holding that position through April 2004. She began her career in 1981 at Arthur Andersen LLP and became a partner in 1991. Ms. Burns also currently serves on the boards of directors of Anheuser-Busch InBev SA/NV, Etsy, Inc. and The Goldman Sachs Group, Inc. She previously served as a director of Alexion Pharmaceuticals, Inc., ending in 2018.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies. Through her experience gained as chief executive officer of Mercer, she brings expertise in global and operational management, including a background in organizational leadership and human resources. Ms. Burns also has experience serving as a public company outside director.

Mr. Bush, 60, has been a member of the Board of Directors since May 2019. He served as Chief Executive Officer of Northrop Grumman Corporation (“Northrop Grumman”) from January 2010 through December 2018 and served on its board from September 2009 to July 2019 and in the role of chair from July 2011 to July 2019. Prior to January 2010, he served in various leadership roles, including as Northrop Grumman’s President and Chief Operating Officer, Corporate Vice President and Chief Financial Officer, and President of its Space Technology sector. Mr. Bush also served in various leadership roles at TRW Inc. prior to its acquisition by Northrop Grumman in 2002. Mr. Bush is a member of the National Academy of Engineering. Mr. Bush also currently serves on the board of directors of Dow Inc. and General Motors Corporation. He previously served as a director of Norfolk Southern Corporation and Northrop Grumman, each ending in 2019.

Mr. Bush brings to the Board of Directors his extensive international business experience, including over 35 years in the aerospace and defense industry. In addition, he brings extensive financial, sales and marketing, strategic and operational experience. Mr. Bush also has experience serving as a public company outside director.

Mr. Capellas, 67, has been a member of the Board of Directors since January 2006. He has served as founder and Chief Executive Officer of Capellas Strategic Partners since November 2012. He served as Chair of the Board of VCE Company, LLC (“VCE”) from January 2011 until November 2012 and as Chief Executive Officer of VCE from May 2010 to September 2011. Mr. Capellas was the Chair and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), previously WorldCom. From November 2002 to March 2004, he was also Chair of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company (“Hewlett-Packard”) from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation (“Compaq”) in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chair of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas also currently serves as the chair of the board of directors of Flex Ltd. and on the board of directors of Elliott Opportunity II Corp. and The Beauty Health Company. He previously served as lead independent director of MuleSoft, Inc., ending in 2018.

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, sales, marketing, and finance.

Mr. Garrett, 63, has been a member of the Board of Directors since April 2018. Mr. Garrett has served as a Senior Advisor at Permira since June 2021. Mr. Garrett served as Executive Vice President and Chief Financial Officer of Adobe Systems Incorporated from February 2007 to April 2018. From January 2004 to February 2007, Mr. Garrett served as Senior Vice President and Chief Financial Officer of the Software Group of EMC Corporation (“EMC”). From August 2002 to January 2004 and from 1997 to 1999, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Documentum, Inc., including throughout its acquisition by EMC in December 2003. Mr. Garrett also currently serves on the boards of directors of GoDaddy Inc., NightDragon Acquisition Corp., Pure Storage, Inc. and Snowflake Inc. Mr. Garrett intends to step down from the board of directors of Pure Storage, Inc. by the end of calendar year 2021.

Mr. Garrett brings to the Board of Directors extensive history of leadership in finance and accounting in the technology industry, including experience in product and business model transition and transformation to the cloud. Mr. Garrett also has experience serving as a public company outside director.

Mr. Harris, 60, has been a member of the Board of Directors since January 2021. Mr. Harris served as Vice President of Business Development for Raytheon Company (“Raytheon”) and Chief Executive Officer of Raytheon International, Inc. from September 2013 to April 2020. Mr. Harris joined Raytheon in 1983 and throughout his career at Raytheon, he held various leadership positions, including serving as General Manager of Raytheon’s Intelligence, Information and Services business, President of Raytheon Technical Services Company, Vice President of Operations and Contracts for Raytheon’s former Electronic Systems business, Vice President of Contracts for Raytheon’s government and defense businesses, and Vice President of Contracts and Supply Chain for Raytheon Company. In 2010, Mr. Harris was honored with the prestigious Black Engineer of the Year Award. Mr. Harris also currently serves on the board of directors of Flex Ltd. and will be appointed to the board of directors of Kyndryl Holdings, Inc., which is expected to occur by the end of calendar 2021.

Mr. Harris brings to the Board of Directors extensive history of leadership in sales and marketing, supply chain, international business and government relations operations functions, including expertise in both technology and manufacturing industries.

Dr. Johnson, 64, has been a member of the Board of Directors since August 2012. Dr. Johnson has served as the President of The Ohio State University since September 2020. Previously Dr. Johnson served as the chancellor of the State University of New York from September 2017 to August 2020. From January 2014 to September 2017, Dr. Johnson served as the Chief Executive Officer of Cube Hydro Partners, LLC, a clean energy company, and a joint venture between Enduring Hydro, a company she founded in January 2011 and I Squared Capital, a private equity firm. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009 and Dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. She holds 119 U.S. and international patents and has received the John Fritz Medal, widely considered the highest award given in the engineering profession. Dr. Johnson was inducted into the National Inventors Hall of Fame in 2015 and she is also a member of the National Academy of Engineering. She previously served as a director of Boston Scientific Corporation, ending in 2017 and The AES Corporation, ending in 2019.

Dr. Johnson brings to the Board of Directors an engineering background as well as expertise in science, technology, business, education and government. In addition, she has leadership and management experience, both in an academic context as chancellor, provost and dean of nationally recognized academic institutions and in a corporate context as a board member of public technology companies.

Mr. McGeary, 71, has been a member of the Board of Directors since July 2003. He served as Chair of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chair of the Board of BearingPoint, Inc.(“BearingPoint”) and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint. From January 1997 to August 1999, he was employed by KPMG LLP (“KPMG”) as its Co-Vice Chair of Consulting. Prior to 1997, he served in several capacities with KPMG, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the boards of directors of PACCAR Inc. and Raymond James Financial, Inc.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams as well as skills in finance, accounting and auditing with technology industry experience.

Mr. Robbins, 55, has served as Chief Executive Officer since July 2015, as a member of the Board of Directors since May 2015 and as Chair of the Board since December 2017. He joined Cisco in December 1997, from which time until March 2002 he held a number of managerial positions within Cisco’s sales organization. Mr. Robbins was promoted to Vice President in March 2002, assuming leadership of Cisco’s U.S. channel sales organization. Additionally, in July 2005 he assumed leadership of Cisco’s Canada channel sales organization. In December 2007, Mr. Robbins was promoted to Senior Vice President, U.S. Commercial, and in August 2009 he was appointed Senior Vice President, U.S. Enterprise, Commercial and Canada. In July 2011, Mr. Robbins was named Senior Vice President, Americas. In October 2012, Mr. Robbins was promoted to Senior Vice President, Worldwide Field Operations, in which position he served until assuming the role of CEO. Mr. Robbins also currently serves on the board of directors of BlackRock, Inc.

Mr. Robbins brings to the Board of Directors extensive industry, company and operational experience acquired from having served as Cisco’s CEO since 2015, and prior to that from having led Cisco’s global sales and partner teams. He has a thorough knowledge of Cisco’s segments, technology areas, geographies and competition. He has a proven track record of driving results and played a key role in leading and executing many of Cisco’s investments and strategy shifts to meet its growth initiatives.

Mr. Saunders, 51, has been a member of the Board of Directors since March 2017. Mr. Saunders has served as Executive Chair of The Beauty Health Company since May 2021. Previously, he served as President, Chief Executive Officer and Chair of the Board of Directors of Vesper Healthcare Acquisition Corp. (“Vesper”) from July 2020 to May 2021 when Vesper completed a business combination with The HydraFacial Company and the resulting company was renamed The Beauty Health Company. Previously he served as CEO and President of Allergan plc (“Allergan”) from July 2014 to May 2020 when Allergan was acquired by AbbVie, Inc. He was a board member of Allergan from July 2014 to May 2020 and served as its Chair from October 2016 to May 2020. He previously served as Chief Executive Officer and President of Forest Laboratories, Inc. (“Forest”) from October 2013 until July 2014 and had served as a board member of Forest beginning in 2011. In addition, Mr. Saunders served as Chief Executive Officer of Bausch + Lomb Incorporated, a leading global eye health company, from March 2010 until August 2013. From 2003 to 2010, Mr. Saunders also held a number of leadership positions at Schering-Plough Corporation (“Schering-Plough”), including the position of President of Global Consumer Health Care and was named head of integration for Schering-Plough’s merger with Merck & Co. and for its acquisition of Organon BioSciences. Before joining Schering-Plough, Mr. Saunders was a Partner and Head of Compliance Business Advisory Group at PricewaterhouseCoopers LLP from 2000 to 2003. Prior to that, he was Chief Risk Officer at Coventry Health Care, Inc. and Senior Vice President, Compliance, Legal and Regulatory at Home Care Corporation of America. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System. Mr. Saunders also currently serves on the board of directors of BridgeBio Pharma, Inc.

Mr. Saunders brings to the Board of Directors his extensive leadership experience, including his role as chief executive officer of two global healthcare companies, as well as his financial, strategic and operational experience. He is a natural innovator and leader with a deep understanding of business transformation.

Dr. Su, 51, has been a member of the Board of Directors since January 2020. Dr. Su joined Advanced Micro Devices, Inc. (“AMD”) in 2012 and has held the position of President and Chief Executive Officer since October 2014. She also serves on AMD’s Board of Directors. Previously, Dr. Su served as Senior Vice President and General Manager, Networking and Multimedia at Freescale Semiconductor, Inc. (“Freescale”), and was responsible for global strategy, marketing and engineering for the company’s embedded communications and applications processor business. Dr. Su joined Freescale in 2007 as Chief Technology Officer, where she led the company’s technology roadmap and research and development efforts. Dr. Su spent the previous 13 years at International Business Machines Corporation (“IBM”) in various engineering and business leadership positions, including Vice President of the Semiconductor Research and Development Center responsible for the strategic direction of IBM’s silicon technologies, joint development alliances and semiconductor R&D operations. Prior to IBM, she was a member of the technical staff at Texas Instruments Incorporated from 1994 to 1995. Dr. Su has a Bachelor of Science, Master of Science and Doctorate degrees in Electrical Engineering from the Massachusetts Institute of Technology (MIT). Dr. Su previously served as a director of Analog Devices, Inc., ending in 2020.

Dr. Su brings to the Board of Directors her extensive business leadership experience, including her role as president and chief executive officer of a global semiconductor company, as well as her technology and semiconductor expertise. Dr. Su also provides expertise in global strategy, marketing and engineering, and has experience serving as a public company outside director.

Ms. Tessel, 53, has been a member of the Board of Directors since March 2021. Ms. Tessel has served as Executive Vice President and Chief Technology Officer of Intuit Inc. (“Intuit”), a financial software company, since January 2019. From June 2017 to December 2018, she served as Chief Product Development officer of Intuit’s Small Business & Self-Employed Group. Prior to joining Intuit, Ms. Tessel served as Senior Vice President of Engineering and Executive Vice President of Strategic Development for Docker Inc., a software containerization platform. She also previously served as Vice President of Engineering with VMware Inc.

Ms. Tessel brings to the Board of Directors her deep expertise in enterprise software and a track record delivering software solutions that solve challenges for businesses. She is also a transformational leader in the software technology industry with a strong engineering background.

Director Qualifications, Skills and Attributes

The below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board. A checkmark indicates a specific area of focus or experience on which the Board relies most. The lack of a checkmark does not mean the director nominee does not possess that qualification or skill. Each director nominee biography above describes each nominee’s qualifications and relevant experience in more detail.

	M. Michele Burns	Wesley G. Bush	Michael D. Capellas	Mark Garrett	John D. Harris II	Dr. Kristina M. Johnson	Roderick C. McGeary	Charles H. Robbins	Brenton L. Saunders	Dr. Lisa T. Su	Marianna Tessel

Leadership

Technology

Financial Experience

Global Business

Sales and Marketing

Academia

Public Company Board Experience

Gender Diversity	Woman	Man	Man	Man	Man	Woman	Man	Man	Man	Woman	Woman

Race/Ethnicity Diversity	White	White	White	White	•Black or African American •Native American	White	White	White	White	Asian	White

Board Diversity

Due to the global and complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. Below is an overview of our director nominee diversity.

Board Diversity Matrix (As of October 15, 2021)
Total Number of Directors	11
	Woman	Man	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	4	7	—	—
Number of Directors who identify in any of the categories below
African American or Black	—	1	—	—
Alaskan Native or Native American	—	1	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	6	—	—
Two or More Races or Ethnicities	—	1*	—	—
LGBTQ+	2
Did Not Disclose Demographic Background	—

*	African American or Black, and Alaskan Native or Native American

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Robbins is independent under the criteria established by Nasdaq for director independence. All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee and the members of the Compensation Committee meet the additional independence criteria required for membership on those committees under applicable Nasdaq listing standards.

The Nasdaq criteria include a subjective test and various objective standards, such as that the director is not an employee of Cisco. Mr. Robbins is not deemed independent because he is a Cisco employee. The subjective test under Nasdaq criteria for director independence requires that each independent director not have a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director or nominee and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each independent director and nominee, transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods, except as described below.

For each of the independent directors, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded Nasdaq objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered certain relationships that did not exceed Nasdaq objective standards but were identified by the Nomination and Governance Committee for further consideration under the subjective test. The Board of Directors determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out their responsibilities as a director.

The following is a description of the relationships in which a director serves as an outside board member of other companies and in which payments by Cisco exceeded 1% of the recipient’s annual revenues:

•

Mr. Capellas and Mr. Harris are members of the board of directors of Flex Ltd. Cisco has ordinary course commercial relationships with Flex Ltd., including design, manufacturing and after-market services. Payments by Cisco to Flex Ltd. exceeded 1% of the annual revenues of Flex Ltd. in each of Cisco’s past three fiscal years.

•

Mr. Garrett is a member of the board of directors of Snowflake Inc. Cisco has purchased cloud data warehouse platform services from Snowflake Inc. Payments by Cisco to Snowflake Inc. exceeded 1% of the annual revenues of Snowflake in Cisco’s fiscal 2020.

The Role of the Board of Directors in Strategy

One of the Board’s key responsibilities is overseeing management’s formulation and execution of Cisco’s strategy. Throughout the year, our CEO, the executive leadership team, and other leaders from across the company provide detailed business and strategy updates to the Board. During these reviews, the Board engages with the executive leadership team and other business leaders regarding various topics, including business strategy and initiatives, capital allocation, portfolio updates, the competitive landscape, talent and culture including inclusion and diversity, ESG matters including human rights implications of Cisco product development and sales, our environmental impact and regulatory developments. Additionally, on an annual basis, the Board reviews and approves Cisco’s financial plan. The Lead Independent Director also chairs regularly scheduled executive sessions of the independent directors, without Cisco management present, during which Cisco’s strategy is reviewed and other topics are discussed.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco’s management has implemented practices, processes and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

Cisco’s management has implemented an enterprise risk management (“ERM”) program, managed by Cisco’s internal audit function, that is designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. Cisco’s internal audit function performs an annual risk assessment which is utilized by the ERM program. The structure of the ERM program includes both an ERM operating committee that focuses on risk management-related topics, as well as, an ERM executive committee consisting of members of management. The ERM operating committee conducts global risk reviews and provides regular updates to the ERM executive committee.

The Audit Committee, which oversees our financial and risk management policies, including data protection (comprising both privacy and security), receives regular reports on ERM from the chair of the ERM operating committee, and receives regular reports on cybersecurity from Cisco’s Chief Security and Trust Officer multiple times a year. As part of its responsibilities and duties, the Audit Committee reviews Cisco’s policies and programs for addressing data protection, including both privacy and security, including with respect to (a) Cisco’s products and services, (b) Cisco’s servers, data centers and cloud-based solutions on which Cisco’s data, and data of its customers, suppliers and business partners are stored and/or processed, and (c) the cloud-based services provided by or enabled by Cisco. The Audit Committee provides updates to the Board of Directors, at least annually, on such review.

As part of the overall risk oversight framework, other committees of the Board also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation Committee oversees compensation-related risk management, as discussed in the “Board of Directors — Proposal No. 1 — Election of Directors — Board Meetings and Committees — Compensation and Management Development Committee” and “Compensation Committee Matters — Compensation Discussion and Analysis” (“CD&A”) sections in this Proxy Statement.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board participates in regular discussions with Cisco’s executive management on many core subjects, including strategy, operations, information systems, finance, legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above in the “Corporate Governance — Board Leadership Structure” section facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Meetings and Committees

During fiscal 2021, the Board of Directors held 6 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of stockholders. Eight of Cisco’s directors who were then serving on the Board attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the “Committees” web page, which is located in the Corporate Governance section of our Investor Relations website at investor.cisco.com.

The members of the committees and their independence status, as of the date of this Proxy Statement, and the number of committee meetings held during fiscal 2021 are identified in the following table.

Directors	Independent (1)	Audit Committee	Compensation Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee

M. Michele Burns						Chair

Wesley G. Bush

Michael D. Capellas				Chair	Chair

Mark Garrett		Chair

John D. Harris II

Dr. Kristina M. Johnson

Roderick C. McGeary			Chair

Charles H. Robbins

Brenton L. Saunders

Dr. Lisa T. Su

Marianna Tessel

Number of Committee Meetings		15	8	7	7	7

(1)	Mr. Capellas currently serves as Lead Independent Director.

Audit Committee

The Audit Committee is directly responsible for the appointment, retention and oversight of the independent accountants. The Audit Committee is also responsible for reviewing the financial information which will be provided to stockholders and others, including the quarterly and year-end financial results, reviewing the system of internal controls which management and the Board of Directors have established, reviewing Cisco’s financial and risk management policies, including data protection (comprising both privacy and security), appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm, overseeing and reviewing related party transactions, and establishing procedures for the receipt, retention, and treatment of complaints received by Cisco regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee reviews the responsibilities and activities of each of the Governance, Risk and Controls Department, and the Compliance Office. The Audit Committee also meets separately in periodic executive sessions with each of management, the head of Cisco’s internal audit function, and the independent registered public accounting firm. The Board of Directors has determined that each of Ms. Burns, Mr. Garrett and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable Nasdaq listing standards.

Compensation and Management Development Committee

The Compensation Committee’s responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and stockholder interests. Toward that end, this committee reviews and approves Cisco’s compensation to executive officers. The Compensation Committee also reviews matters related to succession planning, including review and approval of CEO succession planning, and oversees and reviews the development and implementation of the Cisco’s practices, strategies, and policies used for recruiting, managing, and developing employees (i.e., human capital management). Each member of this committee is an independent director under applicable Nasdaq listing standards, including the additional independence requirements specific to compensation committee membership, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to help ensure that it promotes stockholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. For fiscal 2021, the Compensation Committee performed these oversight responsibilities and duties by, among other things, conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. For additional information regarding the Compensation Committee’s risk management review, see the “Executive Compensation Governance Components” section of the CD&A.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers. During fiscal 2021, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the People and Communities Department present compensation and benefit proposals to the Compensation Committee. FWC worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and did not undertake projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. During fiscal 2021, FWC performed no other consulting or other services for Cisco management and did not undertake any projects for management. Commencing in fiscal 2022 and following an extensive request-for-proposal process, Exequity LLP (“Exequity”) was selected to replace FWC as the Compensation Committee’s consultant. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the CD&A.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, for reviewing Cisco’s policies and programs concerning CSR (including ESG matters), for reviewing and assessing director independence, for making recommendations regarding the size, structure and composition of the Board and its committees, for overseeing the annual Board evaluation process, for recommending to the full Board of Directors candidates for election to the Board of Directors, and for reviewing and recommending compensation for non-employee members of the Board. Each member of this committee is an independent director under applicable Nasdaq listing standards.

In connection with reviewing and recommending compensation for non-employee directors, the Nomination and Governance Committee retained FWC as its independent compensation consultant during fiscal 2021. Commencing in fiscal 2022, the Nomination and Governance Committee selected Exequity to replace FWC as its independent compensation consultant for non-employee director compensation matters. The Nomination and Governance Committee makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used by the Compensation Committee for determining compensation for Cisco’s executive officers. Generally, the Nomination and Governance Committee annually reviews the market practice for non-employee director compensation for companies in Cisco’s Peer Group (as defined in the CD&A) in consultation with its independent compensation consultant and assesses whether Cisco’s non-employee director compensation program continues to be competitive with the market for qualified directors, incorporates best practices and aligns the interests of our non-employee directors with the long-term interests of our stockholders.

As part of its consideration of director succession, the Nomination and Governance Committee from time to time reviews, including when considering potential candidates, the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board at that time. Additionally, due to the global and complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. The brief biographical description of each nominee and the matrix set forth in the “Board of Directors — Proposal No. 1 — Election of Directors — Business Experience and Qualifications of Nominees” section includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board at this time.

Stockholders may recommend a director nominee to Cisco’s Nomination and Governance Committee. In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors.

For more detailed information on how to recommend a prospective nominee for the Nomination and Governance Committee’s consideration or to submit a nominee for inclusion in Cisco’s proxy materials pursuant to the proxy access provisions of Cisco’s bylaws, see the “Information About the Meeting — Stockholder Proposals and Nominations for 2022 Annual Meeting of Stockholders” section.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management. The Acquisition Committee also approves certain acquisitions and investment transactions, and makes recommendations to the Board of Directors.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy; oversees Cisco’s stock repurchase programs; and reviews minority investments, fixed income assets, insurance risk management policies and programs, tax programs, currency, interest rate and equity risk management policies and programs, and capital structure and capital allocation strategy. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and equity awards granted to these directors in fiscal 2021. Non-employee directors typically do not receive forms of remuneration or benefits other than those described below, but are reimbursed for their expenses in attending meetings and other board-related activities. Cisco’s non-employee director compensation policy is designed to provide the appropriate amount and form of compensation to our non-employee directors.

Director Compensation Highlights

•	Retainer fees for committee service differentiated based on workload.

•	Emphasis on equity in the overall compensation mix.

•	Full-value equity grants under a fixed-value annual grant policy with immediate vesting.

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.

•	Flexible deferral provisions to facilitate stock ownership.

•

Governance limit of $800,000 on the total value of cash and equity compensation that may be paid or granted to a non-employee director each fiscal year, which allows Cisco to stay within reasonable bands of what the market requires.

•

Each non-employee director is eligible to participate in Cisco’s charitable matching gifts program to the same extent as all Cisco employees. For fiscal 2021, the maximum match amount under this program was $25,000. Additional $10,000 matches may be available for disaster relief campaigns.

Fiscal 2021 Cash Compensation

Our non-employee director cash compensation program during fiscal 2021 consisted of the following:

•	Annual retainer of $80,000 for each non-employee director;

•	Additional annual retainer fee of $50,000 for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $20,000 for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 for serving as chair of the Nomination and Governance Committee, as chair of the Acquisition Committee or as chair of the Finance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

A non-employee director may, in lieu of all or a specified portion of their regular annual cash retainer, elect to receive fully vested shares of Cisco common stock, fully vested deferred stock units or a deferred cash payment under the Cisco Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Dividend equivalents accrue on fully vested deferred stock units and are subject to the same conditions and restrictions as the deferred stock units to which they attach and will settle in shares after the non-employee director leaves the board. The annual retainers are pro-rated for non-employee directors who are appointed after an annual meeting.

Fiscal 2021 Equity Compensation

Non-employee directors receive annual grants under the Cisco Systems, Inc. 2005 Stock Incentive Plan (“2005 Stock Incentive Plan”) pursuant to an equity grant policy. The 2005 Stock Incentive Plan currently provides that grants to any non-employee director may not exceed 50,000 shares for any fiscal year.

The Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for elected non-employee directors provides for the following:

•

An initial equity grant for non-employee directors consisting of fully vested shares of Cisco common stock with a fair value equal to a pro rata portion of $230,000 based on the portion of the year of the new non-employee director’s board service.

•	An annual equity grant for elected non-employee directors consisting of fully vested shares of Cisco common stock with a fair value equal to $230,000.

A non-employee director may elect to receive his or her initial and annual grants in the form of fully vested deferred stock units that are settled in shares after the non-employee director leaves the board. Dividend equivalents accrue on the fully vested deferred stock units and are subject to the same conditions and restrictions as the deferred stock units to which they attach and will settle in shares after the non-employee director leaves the board.

Fiscal 2021 Total Director Compensation

The following table provides information as to compensation earned by the non-employee directors during fiscal 2021.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)		Total ($)
M. Michele Burns	$139,000		$229,976	$25,000	(2)	$393,976
Wesley G. Bush	$106,000	(3)	$229,976	—		$335,976
Michael D. Capellas	$188,000		$229,976	—		$417,976
Mark Garrett	$149,000		$229,976	—		$378,976
John D. Harris II	$75,913	(4)	$212,481	—		$288,394
Dr. Kristina M. Johnson	$110,000		$229,976	$15,000	(2)	$354,976
Roderick C. McGeary	$160,000		$229,976	—		$389,976
Arun Sarin (5)	$8,000		—	—		$8,000
Brenton L. Saunders	$106,000		$229,976	—		$335,976
Dr. Lisa T. Su	$94,000	(3)	$229,976	—		$323,976
Marianna Tessel	$61,522	(3)	$176,860	—		$238,382

(1)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of the shares issued pursuant to the 2005 Stock Incentive Plan.

Each non-employee director who had served as a non-employee director prior to the 2020 Annual Meeting and who was elected at the 2020 Annual Meeting received 5,189 fully vested shares on December 10, 2020. Mr. Bush, Dr. Johnson, Mr. Saunders and Dr. Su each elected to receive their annual equity award in the form of fully vested deferred stock units.

In connection with his appointment to the board on January 7, 2021, Mr. Harris received an initial pro-rated equity award of 4,726 fully vested shares. In connection with her appointment to the board on March 5, 2021, Ms. Tessel received an initial pro-rated equity award covering 3,824 fully vested shares in the form of deferred stock units.

None of the non-employee directors held any unvested stock awards as of July 31, 2021. No stock options were awarded to non-employee directors in fiscal 2021, and there were no outstanding stock options held by non-employee directors as of July 31, 2021.

(2)	Represents the non-employee director’s match under Cisco’s charitable matching gifts program.

(3)

Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on the date the regular annual cash retainer would otherwise have been paid. Based on the prior election, Mr. Bush and Dr. Su each received 1,805 shares in the form of deferred stock units with a value of $79,998, based on the closing share price of Cisco common stock on December 10, 2020. Based on the prior election for her initial pro-rated cash retainer, Ms. Tessel received 1,330 shares in the form of deferred stock units with a value of $61,513, based on the closing share price of Cisco common stock on March 5, 2021.

(4)	Represents the initial pro-rated cash retainer Mr. Harris received in connection with his appointment to the board on January 7, 2021.

(5)	Mr. Sarin resigned from the Board effective November 27, 2020.

Non-Employee Director Stock Ownership

Cisco’s corporate governance policies include stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period from the date of his or her appointment to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the Board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan.

For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2021 annual cash retainer, please see the table above entitled “Director Compensation” and the accompanying footnotes.

Fiscal 2022 Director Compensation

Effective for payments related to board service on and after the date of the 2021 Annual Meeting of Stockholders, the cash compensation elections for non-employee directors were expanded to allow for non-employee directors to elect to receive deferred cash, stock grants or deferred stock units in lieu of any retainer paid in connection with service on any committee of the Board or other cash fees (not limited to their regular annual cash retainer). In addition, the Nomination and Governance Committee, having been advised by Exequity, recommended modifications to compensation for non-employee directors in order to maintain the competitive positioning of overall compensation relative to the market. On October 21, 2021, the Board of Directors approved the following modifications to be effective on and after the date of the 2021 Annual Meeting:

•	Change from per meeting committee payments to committee member annual retainer fees as follows:

¡	An additional annual retainer fee of $32,000 for serving as a member of the Audit Committee

¡	An additional annual retainer fee of $16,000 for serving as a member of the Compensation Committee, the Acquisition Committee or the Finance Committee

¡	An additional annual retainer fee of $12,000 for serving as a member of the Nomination and Governance Committee

•	The additional annual retainer fee for serving as Lead Independent Director was increased from $50,000 to $60,000;

•	The additional annual retainer fee for serving as chair of the Audit Committee was increased from $25,000 to $30,000;

•	The additional annual retainer fee for serving as chair of the Nomination and Governance Committee was increased from $15,000 to $20,000;

•	Each of the initial and annual equity grant for non-employee directors was increased from a fair value of $230,000 to $245,000; and

•	All cash fees to be paid in quarterly installments in arrears.

There were no other significant changes to the terms of the compensation for non-employee directors, including no changes to vesting, proration and deferral.

Vote Required

Cisco’s bylaws and corporate governance policies provide for a majority voting standard in uncontested elections of directors. The affirmative vote of the holders of a majority of the votes properly cast at the meeting at which a quorum is present is required to elect each of the eleven nominees for director, meaning that the number of shares cast “for” a nominee’s election exceeds the number of “against” votes cast against that nominee. The required quorum for a meeting of Cisco stockholders is a majority of the outstanding shares of common stock. Abstentions and broker non-votes are not counted as votes cast for or against such nominee, and stockholders may not cumulate votes in the election of directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. Under Cisco’s bylaws and corporate governance policies, an incumbent director who fails to receive the required majority vote to be re-elected in an uncontested election shall tender his or her resignation to the Board to be effective on the earlier of 90 days following the certification of the election results or the date on which the Board selects the person to fill the office held by that director.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed herein.

COMPENSATION COMMITTEE MATTERS

Proposal No. 2 — Advisory Vote to Approve Executive Compensation

Under Section 14A of the Exchange Act, Cisco stockholders are entitled to cast an advisory vote to approve the compensation of Cisco’s named executive officers, known as a “Say on Pay” vote. The stockholder vote is an advisory vote only and is not binding on Cisco or its Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The core of Cisco’s executive compensation philosophy and practice continues to align real pay delivery with performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s business strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the CD&A, the compensation tables and the narrative discussion set forth on pages 25 to 60 for additional details on Cisco’s executive compensation program. Below are a few highlights of our pay-for-performance philosophy.

Fiscal 2021 Pay and Performance

Fiscal 2021 started in a very challenging global pandemic environment during some of the most complex times in our history, and after moving into the gradual recovery phase, fiscal 2021 ended with one of our best quarters in terms of business momentum. In the midst of the uncertainty at the beginning of fiscal 2021 created by the COVID-19 pandemic and supply challenges, the Board of Directors adopted a financial plan and the Compensation Committee approved fiscal 2021 incentive award targets consistent with such financial plan.

The leadership team reversed the year-over-year revenue decline from fiscal 2020, and despite the COVID-19 pandemic and supply issues, we experienced a year-over-year revenue increase in fiscal 2021 and exited fiscal 2021 with outstanding performance reflecting strength across our portfolio, customer markets and geographies in the fourth quarter. Our fiscal 2021 incentive plan financial results were as follows:

•	Revenue[1] and Operating Income[1] performance above fiscal 2020,

•	Operating Cash Flow performance above fiscal 2020, and

•	Earnings Per Share[1] (“EPS”) performance consistent with fiscal 2020.

[1]	Revenue and Operating Income as determined pursuant to the EIP, and EPS as determined pursuant to the PRSUs, as set forth in the CD&A below.

The compensation of Cisco’s CEO for fiscal 2021 is consistent with his leadership of Cisco through a challenging year and Cisco’s improved financial and total stockholder return (“TSR”) performance.

Long-term incentives continue to be the largest element of named executive officer compensation, consistent with market practice. For Cisco’s named executive officers, approximately 60% of long-term grant value is in performance shares earned for operating cash flow, EPS, and relative TSR performance measured over three years. Also, to demonstrate the Compensation Committee’s overriding objective of aligning real pay delivery with performance, PRSUs for fiscal 2019 — 2021 were earned at 94.5% of target as operating cash flow and EPS performance were at 109% of target over the three-year period, while relative TSR for the three-year period was at the 40th percentile of the companies comprising the S&P 500 Index.

At the annual meeting, we are asking stockholders to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and narrative discussion.

Vote Required

The affirmative vote of the holders of a majority of the votes properly cast (for the avoidance of doubt, abstentions and broker non-votes are not counted as votes cast for or against such matter) is required for approval, on an advisory basis, of this proposal. Under our policy of providing for an annual advisory vote on executive compensation, we expect that our next advisory vote to approve the compensation of Cisco’s named executive officers will be at our 2022 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR approval of the non-binding advisory resolution to approve executive compensation.

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. Cisco’s named executive officers for fiscal 2021 are Cisco’s CEO during fiscal 2021, all individuals serving as Cisco’s Chief Financial Officer (“CFO”) during fiscal 2021, the two most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers at the end of fiscal 2021, and two former executive officers who were not serving as executive officers at the end of fiscal 2021. The named executive officers are: Charles H. Robbins, Chair and CEO; R. Scott Herren, Executive Vice President and Chief Financial Officer, Gerri Elliott, Executive Vice President and Chief Customer and Partner Officer; Maria Martinez, Executive Vice President and Chief Operating Officer; Kelly A. Kramer, former Executive Vice President and CFO; Irving Tan, former Executive Vice President and Chief of Operations; and Mark Chandler, former Executive Vice President, Chief Legal Officer and Chief Compliance Officer.

Executive Summary

We continue to see great momentum in our business as customers are looking to modernize their organizations for agility and resiliency. The demand for our technology is strong and we are well positioned to help our customers accelerate their digital transformation and thrive in a hybrid world. The following are performance and compensation highlights for fiscal 2021 at a glance:

Performance and Compensation Highlights

Company Performance

Fiscal 2021 started in a very challenging global pandemic environment during some of the most complex times in our history, and after moving into the gradual recovery phase, fiscal 2021 ended with one of our best quarters in terms of business momentum. In the midst of the uncertainty at the beginning of fiscal 2021 created by the COVID-19 pandemic and supply challenges, the Board of Directors adopted a financial plan and the Compensation Committee approved fiscal 2021 incentive award targets consistent with such financial plan.

In fiscal 2021, the leadership team reversed the year-over-year revenue decline from fiscal 2020, and despite the COVID-19 pandemic and supply issues, we experienced a year-over-year revenue increase in fiscal 2021 and exited fiscal 2021 with outstanding performance reflecting strength across our portfolio, customer markets and geographies in the fourth quarter. Our fiscal 2021 incentive plan financial results were as follows:

•	Revenue[1] and Operating Income[1] performance above fiscal 2020

•	Operating Cash Flow performance above fiscal 2020

•	EPS[1] performance consistent with fiscal 2020

Our strategy to transform our business model continues to resonate with customers as they digitize their organizations. In fiscal 2021, total software revenue was $15.0 billion across all product areas and service, an increase of 7%. Within total software revenue, subscription revenue increased 15%. Remaining performance obligations continued to grow strongly and exceeded $30 billion, reflecting the strength of our portfolio of software and services. We are also focused on the entire customer lifecycle to drive expansion and renewals. During fiscal 2021, we completed 13 acquisitions, and we are seeing returns on investments in our key strategic areas, which drive our innovation and competitive differentiation, and position Cisco for long-term growth and stockholder value.

Stockholder Returns

We maintained our historical practice of paying dividends and making share repurchases. We returned $9.1 billion to stockholders in fiscal 2021:

•	$2.9 billion in share repurchases

•	$6.2 billion in dividends

Absolute TSR2

As of the end of fiscal 2021, our 1-year and 3-year TSR results were as follows:

1-Year 23%	3-Year 42%

Strong Say-On-Pay Support

Even though last year’s say-on-pay proposal was approved by approximately 93% of stockholder votes, we continued to engage with stockholders to enhance our compensation program in fiscal 2021. Consistent with feedback we received from stockholders, for fiscal 2021, we considered each executive’s progress towards Cisco’s ESG-related initiatives in the individual performance factors (IPF) in our EIP, namely our executives’ progress during the COVID-19 pandemic in promoting Cisco’s “Conscious Culture”, an inclusive, safe, and healthy work environment in which our employees can thrive. In addition, due to the continued macroeconomic uncertainty, we re-designed the EIP for our named executive officers to determine the company performance factor (CPF) based on the achievement of separate first half and second half fiscal 2021 revenue and operating income goals. For fiscal 2022, the IPF was discontinued and replaced with an ESG factor, which will be scored based on the executive leadership team’s joint execution of Cisco’s ESG strategy.

Annual Executive Incentive Plan

Our revenue and operating income under the EIP resulted in a CPF of 1.18 for fiscal 2021, up from 0.48 in fiscal 2020, reflecting above target achievement of financial performance goals. The fiscal 2021 targets for revenue and operating income were 99% and 95% of fiscal 2020 performance, respectively, and were determined by the Compensation Committee based on industry headwinds and significant uncertainty in the macro-economic environment including the COVID-19 pandemic, trade and geopolitical impacts, and continued competitive and pricing pressure.

Cumulative Performance Criteria				Pay for Performance Results
	Fiscal 2021 Goals ($ billions)			Fiscal 2021 Results ($ billions)
	Threshold	Target	Maximum

Revenue	$ 46.2	$ 48.6	$ 50.1	$ 49.6
	(95% of target)		(103% of target)	(102% of target)

Operating Income	$ 14.4	$ 15.8	$ 17.1	$ 16.7
	(91% of target)		(108% of target)	(105% of target)

2019-2021 PRSU Plan

The payout under our three-year PRSU plan for fiscal 2019-2021 was 94.5% of target (versus 125.3% for fiscal 2018-2020), representing achievement of 109% of our cash flow and EPS goals and 80% for the goal of TSR relative to the component companies of the S&P 500 Index over the three-year period.

Performance Criteria	Pay-for-Performance Results
Earned PRSUs = Target PRSUs x ((50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier))	Fiscal 2019 Grant	Cash Flow / EPS[3]	Relative TSR[4]
	Fiscal 2021	128%	80%
	Fiscal 2020	84%
	Fiscal 2019	115%
	Result	109%	80%
	PRSUs Earned	94.5% of Target

Inclusion and Diversity

At Cisco, we value our people, our technology, and changing the world for the better with a focus on creating a more inclusive future. Our goal is to attract, retain, and develop talent in order to help our customers connect, secure and automate to accelerate their digital agility in a cloud-first world. We prioritize inclusion and diversity across the company, recognizing that connecting people of all experiences and backgrounds allows us to innovate and collaborate. The Compensation Committee considered progress in these areas, along with progress on other ESG-related initiatives including the promotion of equal opportunity, social justice, and health and safety, when making compensation decisions.

1	Revenue and Operating Income as determined pursuant to the EIP and EPS as determined pursuant to the PRSUs, in each case as set forth below.
2	TSR represents cumulative stock price appreciation with dividends reinvested. 1-Year and 3-Year TSR are measured based on the fiscal year periods ending July 31, 2021.
3	This is the Financial Goal Multiplier. EPS is determined pursuant to the PRSUs as set forth in the CD&A below.
4	This is the Relative TSR Multiplier.

Listening to Our Stockholders

Cisco’s Compensation Committee relies on our regular stockholder outreach and engagement activities as well as more formal channels to communicate with stockholders, including the opportunity for our stockholders to cast a non-binding advisory vote regarding executive compensation at Cisco’s annual meeting of stockholders. See the “Corporate Governance — Stockholder Engagement” section for a discussion of our fiscal 2021 stockholder outreach and engagement. See also the “Corporate Governance — Stockholder Communications with the Board of Directors” section.

The Compensation Committee is very interested in the ideas and feedback of our stockholders regarding executive compensation. In fiscal 2021, we engaged with stockholders representing approximately 27% of our outstanding shares, including 65% of our top 30 stockholders, on a variety of topics, including our executive compensation program. Consistent with feedback we received from stockholders, for fiscal 2021, we considered each executive’s progress towards Cisco’s ESG-related initiatives in the IPF in our EIP, namely each executive’s progress during the COVID-19 pandemic in promoting Cisco’s “Conscious Culture”, an inclusive, safe, and healthy work environment in which our employees can thrive.

In evaluating our compensation practices in fiscal 2021, the Compensation Committee was mindful of the support our stockholders expressed for Cisco’s philosophy and practice of linking compensation to operational objectives and the enhancement of stockholder value. In fiscal 2021, the Compensation Committee continued to monitor our executive compensation programs to ensure compensation is aligned with company performance.

The Compensation Committee will continue to seek out and consider stockholder feedback in the future.

Executive Compensation Pay-for-Performance Philosophy

The chart below illustrates how the three-year historical compensation for our CEO and the average for our other continuing named executive officers, as reported in the Compensation Committee Matters — Fiscal 2021 Compensation Tables — Summary Compensation Table in our annual proxy statements, compares to our absolute TSR during the same period.

1

CEO and average other continuing named executive officer total compensation for the three fiscal years is measured against fiscal 2018 total compensation. TSR is measured against the stock price as of the end of fiscal 2018 and includes the reinvestment of all dividends.

Our Compensation Practices Benefit our Stockholders

Our executive compensation programs have strong governance components that further strengthen our pay-for-performance compensation philosophy, including the following:

Compensation Practice
Independent Compensation Committee	Our Compensation Committee consists entirely of independent directors.
Independent Compensation Consultant	Our Compensation Committee utilizes an independent compensation consultant, which is retained directly by the Compensation Committee and provides no other services to Cisco’s management.
Risk Assessment	Our Compensation Committee performs an annual review of the risks related to our compensation programs.
Pay for Performance

63% of target annual TDC for the CEO was performance-based and approximately 55% of target annual TDC for the other named executive officers was performance-based. See the “Compensation Components” section for a discussion of our named executive officers’ TDC.

Annual Cash Incentive

Payment is primarily leveraged and based on Cisco’s achievement of rigorous pre-established revenue and operating income goals (80%) with the remainder based on the individual performance of our executive officers determined pursuant to an objective scorecard (20%).

Annual Long-Term Equity Incentive

Approximately 60% of our named executive officers’ target equity award value is in PRSUs. 50% of the PRSUs may be earned based on relative TSR performance measured over a three-year period. 50% of the PRSUs may be earned based on pre-established annual goals, namely operating cash flow and EPS, with earned values paid at the end of the full three-year performance period.

Caps on Incentive Compensation	There is a maximum limit on the amount of annual cash incentives and PRSUs that may be paid.
No Pandemic-Related Adjustments	We did not adjust or modify any outstanding cash or long-term equity incentives in response to the COVID-19 pandemic and the recent volatile market conditions.
No SERP or Pension Plan	We do not sponsor a supplemental executive retirement plan or a defined benefit pension plan for our executive officers.
No Employment Agreements	None of our executive officers have employment, severance or change in control agreements.
Stock Ownership Guidelines	We have meaningful stock ownership guidelines for our executive officers and non-employee directors.
Recoupment/Clawback Policy

We have a Recoupment Policy related to our cash awards and PRSUs in the event of certain financial restatements, and our equity plans provide for the forfeiture of awards if an executive officer participates in activities detrimental to Cisco or is terminated for misconduct.

Limited Perquisites	We only provide limited perquisites as approved by the Compensation Committee.
No Change-in-Control Vesting Acceleration Provisions	No equity awards are subject to single-trigger change in control vesting.
No Repricing	Our 2005 Stock Incentive Plan expressly prohibits repricing or repurchasing equity awards that are underwater without stockholder approval.
No Parachute Excise Tax Gross-Ups	We do not provide tax gross-ups in connection with any “golden parachute” excise taxes.
No Hedging

Under our insider trading policy, all employees (including officers) and members of the Board of Directors are prohibited from engaging in any speculative transactions in Cisco securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.

No Pledging	Executive officers and members of the Board of Directors are prohibited from pledging Cisco securities in margin accounts or as collateral for loans.
No Dividends or Dividend Equivalents Paid or Settled on Unvested Equity Awards	We do not provide for payment of dividends or settlement of dividend equivalents on unvested awards.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy

Attract and Retain	Motivate Performance

Attract and retain key executives with the proper background and experience required to drive our future growth and profitability by offering a total compensation program that flexibly adapts to changing economic, regulatory and social conditions, and takes into consideration the compensation practices of peer companies based on an objective set of criteria.

Provide a significant portion of compensation through variable, performance-based components that are at-risk and based on Cisco’s achievement of designated financial and non-financial objectives.

Reward Actual Achievement	Align Interests

Compensate for achievement of short-term and long-term company financial and operating goals, and refrain from providing special benefits, “golden parachute” excise tax gross-ups, or accelerated equity vesting except in limited circumstances.

Align the interests of our executives with our stockholders by tying a significant portion of total compensation to our overall financial and operating performance and the creation of long-term stockholder value.

Compensation Components

The three major elements of our executive officers’ regular TDC are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. For fiscal 2021, 63% of target annual TDC for the CEO was performance-based and approximately 55% of the target annual TDC for the other named executive officers (except for Ms. Kramer) was performance-based, reflecting Cisco’s pay-for-performance philosophy.

Fiscal 2021 Compensation

Annual Base Salary

We provide base salaries to our executive officers to compensate them for their services rendered during the year and to provide them with a stable level of fixed compensation. Consistent with our philosophy of linking pay to performance, our executives receive a small percentage of their overall compensation in the form of base salary.

The Compensation Committee, when establishing base salaries, considers each executive officer’s individual performance, the breadth, scope, and complexity of his or her role, internal equity, and whether his or her base salary is appropriately positioned relative to similarly situated executives in our Peer Group.

Named Executive Officer	Fiscal 2021 Base Salary	Fiscal 2020 Base Salary
Charles H. Robbins	$1,390,000	$1,390,000
R. Scott Herren	$800,000	N/A
Gerri Elliott	$825,000	$825,000
Maria Martinez[1]	$800,000	$700,000
Kelly Kramer[2]	$120,000	$850,000
Irving Tan[3]	$500,000	$625,000
Mark Chandler[4]	$670,000	$670,000

[1]

Effective in February 2021 and in light of the additional responsibilities assumed by Ms. Martinez in connection with Mr. Tan’s relocation and stepping down, Ms. Martinez’ base salary increased from $700,000 to $800,000.

[2]	Effective in December 2020 and in connection with Ms. Kramer’s transition to Executive Advisor, Ms. Kramer’s base salary decreased from $850,000 to $120,000.

[3]

Effective in February 2021 and in light of Mr. Tan stepping down from his role as Executive Vice President and Chief of Operations and relocating to Singapore, Mr. Tan’s base salary decreased from $625,000 to $500,000.

[4]	Mr. Chandler was not a named executive officer in fiscal 2020.

Variable Cash Incentive Awards

The objective of Cisco’s annual cash incentive program is to reward achievement of our annual financial performance goals, and to establish appropriate company performance expectations to ensure that our executives are accountable for our continued growth and profitability. Performance measures and goals for determining our named executive officers’ fiscal 2021 annual incentive awards were pre-established under Cisco’s EIP. The pre-established performance goals were based on Cisco’s achievement of financial performance goals, expressed as a company performance factor (“CPF”), and an individual performance factor (“IPF”) that is initially determined based on the achievement of objective individual performance in the areas of leadership, innovation/strategic planning, and execution. The Compensation Committee established such performance measures and goals based on an informed review of Cisco’s targeted financial performance for fiscal 2021 and the pay practices of the companies in our Peer Group.

How Variable Cash Incentive Awards Work

Due to the uncertain economic environment resulting from the COVID-19 pandemic and the Compensation Committee’s belief that it could not set annual performance goals with appropriate precision, Cisco re-designed the EIP for the named executive officers for fiscal 2021 to determine the CPF based on the achievement of separate first half and second half fiscal 2021 performance goals. The financial performance metrics for awards under the EIP for fiscal 2021 continued to be based on the same financial performance metrics as were used in fiscal 2020, and the specific financial targets are the same as those used under the company-wide bonus plan. For fiscal 2021, the target bonus was based on a CPF of 1.0 and Cisco’s financial performance must exceed its fiscal 2021 financial plan established by the Board of Directors for the CPF to exceed 1.0.

For each named executive officer, the fiscal 2021 EIP awards were calculated by multiplying an individual’s annual base salary for fiscal 2021 by the individual’s target award percentage, and multiplying the result by the sum of 80% of the CPF and 20% of the IPF, as follows:

BONUS = BASE x TARGET x ((CPF x 0.80) + (IPF x 0.20))

The Compensation Committee does not have the discretion to award bonuses under the EIP if the applicable performance criteria have not been met.

The fiscal 2021 cash incentive awards for each named executive officer participant were as follows:

Named Executive Officer[1]	Base Salary[2]	Target Award Percentage[2]	Company Performance Factor	Individual Performance Factor	EIP Payment
Charles H. Robbins	$1,390,000	260%	1.18	1.50	$4,495,816
R. Scott Herren	$487,332	160%	1.18	1.45	$962,187
Gerri Elliott	$825,000	160%	1.18	1.50	$1,642,080
Maria Martinez	$746,900	160%	1.18	1.50	$1,486,630
Irving Tan	$564,526	142%	1.18	1.40	$978,217	[3]

[1]

Ms. Kramer was not eligible to participate in the EIP for fiscal 2021 due to her transition to Executive Advisor during fiscal 2021. Mr. Chandler retired from Cisco and did not receive EIP payments for fiscal 2021.

[2]

The base salary amount for Mr. Herren reflects his joining Cisco in December of 2020. The base salary amounts for Ms. Martinez and Mr. Tan and the target award percentage for Mr. Tan reflect mid-year changes based on Mr. Tan stepping down from his role as Executive Vice President and Chief of Operations and relocating to Singapore and the additional responsibilities assumed by Ms. Martinez upon Mr. Tan’s relocation.

[3]	Mr. Tan’s EIP payment was made in Singapore Dollars and was converted to U.S. dollars using the exchange rate in effect on the last day of fiscal 2021 of 0.738.

How Fiscal 2021 EIP Targets were Established and Actual Results

At the beginning of fiscal 2021, the Compensation Committee established a target EIP award for each of the named executive officer participants, other than Mr. Herren, based on a percentage of their base salaries. Upon Mr. Herren’s appointment as Chief Financial Officer, the Compensation Committee established a target EIP award for Mr. Herren based on a percentage of his base salary. The target awards were determined by the Compensation Committee after considering a number of factors, including the executive’s role and responsibility, whether the target annual incentive is competitive with similarly situated executives in the Peer Group, and our recent and projected financial performance.

•	Company Performance Factor (CPF)

The CPF for fiscal 2021 was based on two successive six-month performance periods and could range from 0.0 to 2.0 with target at 1.0. The formula for fiscal 2021 was constructed with upside potential so that if we exceeded our revenue and operating income targets, the CPF could be greater than 1.0.

The Compensation Committee selected revenue and operating income as the financial performance measures because these measures most directly align with Cisco’s growth strategy and generally have the best correlation with stockholder value. Operating income is weighted on a 4-to-1 basis compared to revenue in calculating the outcome under the CPF. Revenue and operating income at or below the threshold levels set forth below results in a CPF of 0.0. Revenue and operating income at or above the maximum levels set forth below results in a CPF of 2.0.

Due to significant macro-economic uncertainty at the beginning of fiscal 2021, including the COVID-19 pandemic, trade, and geopolitical impacts, the Board of Directors determined the fiscal 2021 financial plan would consist of two six-month financial performance periods and approved the financial plan for the first half of fiscal 2021. The Compensation Committee adopted the same structure for the fiscal 2021 EIP, including the financial plan for the first half of fiscal 2021. During the first half of fiscal 2021, we delivered results that exceeded the first half targets. Based on the momentum in the business, the Compensation Committee refined its outlook and established goals for the second half of fiscal 2021 that were more difficult than the first half goals, which were based on our outlook at the beginning of fiscal 2021. Such second half goals were also consistent with the Board-approved financial plan for the second half of fiscal 2021. While meaningful macro-economic risks remained, the visibility into the demand environment for the second half of fiscal 2021 improved. The Compensation Committee believed that these financial performance goals while challenging had a reasonable possibility of achievement.

The revenue and operating income goals and results for the first and second half of fiscal 2021 are set forth below:

	First Half Fiscal 2021 Goals ($ billions)			First Half Fiscal 2021 Results ($ billions)
	Threshold	Target	Maximum

Revenue	$ 22.1 (95% of target)	$ 23.3	$ 24.0 (103% of target)	$ 23.9 (102% of target)
Operating Income	$ 6.5 (91% of target)	$ 7.1	$ 7.7 (108% of target)	$ 8.0 (112% of target)

	Second Half Fiscal 2021 Goals ($ billions)			Second Half Fiscal 2021 Results ($ billions)	Cumulative Fiscal 2021 Results ($ billions)
	Threshold	Target	Maximum

Revenue	$ 24.1 (95% of target)	$ 25.3	$ 26.1 (103% of target)	$ 25.7 (101% of target)	$ 49.6
Operating Income	$ 7.9 (91% of target)	$ 8.7	$ 9.3 (108% of target)	$ 8.7 (100% of target)	$ 16.7

The above resulted in first half fiscal 2021 CPF of 0.60 and a second half fiscal 2021 CPF of 0.58, resulting in a total fiscal 2021 CPF of 1.18, as further illustrated in the table below, reflecting above target achievement of the financial performance goals under the EIP.

	Fiscal 2021 Financial Performance Calculations
	Funding (% of Target)	Weighting	Contribution
Revenue	145%	20%	0.29
Operating Income	111%	80%	0.89

			1.18

The revenue and operating income goals and results were calculated for purposes of the EIP in accordance with pre-established rules. Revenue was Cisco’s GAAP revenue excluding the effects of the impact of changes in GAAP and the effects of business combinations and divestitures subject to pre-established criteria and thresholds. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and divestitures; changes in estimates of contingent consideration related to acquisitions; gains or losses on acquisitions and divestitures; amortization or impairment of acquired intangible assets including in-process research and development; all external acquisition and divestiture-related costs such as finder’s fees, advisory, legal, accounting, valuation, hedging or other professional or consulting fees directly associated with acquisitions; gains or losses resulting from resolving all pre-acquisition or divestiture contingencies; and each of the following subject to pre-established thresholds: the impact of any cumulative effect of changing to newly adopted accounting principles; operating income of acquired and divested entities and their subsidiaries as reflected on the financial records thereof; losses due to impairments or gain/loss contingencies; gains or losses on the sale of fixed assets; direct losses on Cisco’s tangible assets from natural catastrophe, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, or seizure; and restructuring charges. Cisco did not make any subsequent adjustments in response to the COVID-19 pandemic.

•	Individual Performance Factor (IPF)

For fiscal 2021, each named executive officer participant’s IPF could range from 0 to 2.0. In determining the appropriate IPF for each individual executive officer participant, the Compensation Committee considered individual performance in the areas of leadership, innovation/strategic planning, and execution. Consistent with feedback we received from stockholders, for fiscal 2021, Cisco considered each executive officer’s progress towards Cisco’s ESG-related initiatives, including the promotion of inclusion, diversity, equal opportunity, social justice, and health and safety, as part of the leadership category. Below are the fiscal 2021 goals for the various categories.

Leadership (1 to 5 Points)	Innovation / Strategic Planning (1 to 5 Points)	Execution (1 to 5 Points)

•  Continue to lead Cisco’s culture change. Create an environment of trust, empathy, inclusion, and role-model Cisco principles.

•  Attract top critical talent and develop existing talent focused on Cisco’s current and future needs.

•  Drive strategic talent movement, specifically to enhance development for key successors and improvement in diverse representation at all levels.

•  Continue to progress inclusion and collaboration plans and hiring practices to support improvements in ethnic and gender diversity

•  Make progress on other ESG-related initiatives, including the promotion of equal opportunity, social justice, and health and safety.

•  Accelerate innovation and solutions that address current and future customer/partner priorities. Drive innovation across all functions with specific focus in fiscal 2021 on (1) Customer Experience, (2) Go-to-Market, (3) Development, (4) Operations, and (5) People and Culture.

•  Continue to bring industry leading innovation to all aspects of the portfolio

•  Identify and build business plans to lead the company into new market opportunities.

•  Align on, prioritize, and deliver key transitions and strategic growth drivers for Cisco.

•  Elevate customer experience through partnership across, CX, sales, and engineering to drive customer satisfaction with Cisco offerings.

•  Drive value creation through M&A and R&D.

•  Increase market share in networking, security, and collaboration.

At the end of fiscal 2021, the CEO assessed each continuing named executive officer’s performance for each individual goal, other than his own, and recommended to the Compensation Committee the number of points per category. The Compensation Committee determined the number of points for the CEO, and each other continuing named executive officer after considering the CEO’s recommendations. The total number of points for all categories was then used to determine each continuing named executive officer’s IPF based on the below objective IPF Scorecard.

IPF Scorecard
Total Score	IPF Range
15-14	1.55 – 2.00
13-12	1.25 – 1.60
11-9	0.75 – 1.30
8-0	0.00 – 0.80

Notwithstanding the Total Score and despite superior individual performance in many cases, because of moderate improvement in financial performance due to the COVID-19 pandemic and supply challenges, management proposed, and the Compensation Committee agreed to cap the IPF at 1.50. When assigning the IPF, the Compensation Committee also considered each continuing named executive officer’s contribution to Cisco’s strong financial performance, the named executive officer’s performance relative to peers, the named executive officer’s total target cash and TDC relative to the market, and the expectation that Cisco’s named executive officers operate as a high-performing, diverse, cohesive, and inclusive team.

After considering the factors listed above including the IPF cap of 1.50, the Compensation Committee assigned IPFs based on each continuing named executive officer’s performance and the performance of Mr. Tan. The chart below sets forth each continuing named executive officer participant’s actual IPF and Mr. Tan’s actual IPF.

Named Executive Officer	Fiscal 2021 Individual Performance Factor
Charles H. Robbins	1.50
R. Scott Herren	1.45
Gerri Elliott	1.50
Maria Martinez	1.50
Irving Tan	1.40

Named Executive Officer	Key Performance Achievements
Charles H. Robbins

•  Led the company through the COVID-19 pandemic and social justice issues, receiving #1 rankings from Great Place to Work for World’s best workplace, best company to work for in the U.S., and best place to work for millennials.

•  Signed the CEO Action for Diversity and Inclusion pledge. At Cisco this starts at the top: 46% of Cisco’s executive leadership team (ELT) are women and 54% are diverse in terms of gender and ethnicity.

•  Delivered on strategic transitions (subscription model, consumption options, customer experience, cloud delivery), delivered engineering roadmaps against strategy, and made several innovative acquisitions to bolster portfolio. Increased the pipeline for R&D deliverables.

•  Delivered financial results above plan for fiscal 2021 with strong post-pandemic recovery.

R. Scott Herren

•  Redefined our Corporate Financial Strategy to focus on driving profitable growth; disciplined financial management and operating efficiency; maximizing value creation through transformation; and examining investments both organic and inorganic. Developed a long-term financial model that allowed Cisco to provide annual guidance and provided clarity around key transformational metrics to highlight subscription and recurring revenue.

•  Championed a “Power of Diversity” team in Finance, focused on improving ethnicity and gender representation at all levels.

•  Prioritized Cisco’s ESG initiatives by providing capital access to African American/Black-owned businesses and developing a supplier diversity program. Funded Cisco’s Social Justice Actions without delaying their implementation and entered into a credit line incorporating certain sustainability-linked metrics.

Gerri Elliott

•  Increased diverse representation of female, African American, and Latinx talent in Sales & Marketing. Supported underrepresented groups via a “Proximity” initiative and delivered global “Conscious Culture” training.

•  Designed new sales models and more effective routes to market, which resulted in integrated account insights and enhanced pipeline analytics. Enhanced forecasting model to accelerate the adoption of new motions.

•  Advanced the approach to measuring and rewarding sales successes.

Named Executive Officer	Key Performance Achievements
Maria Martinez

•  Increased representation of female, African American, and Latinx talent and delivered global “Conscious Culture” training to her organization. Made progress on Cisco’s Social Justice Actions, including hiring additional African American Vice Presidents, increasing African American talent at director levels and above, and securing $150 million to aid historically black colleges and universities (HBCUs).

•  Delivered services growth in every quarter of fiscal 2021. Drove services innovation by launching various initiatives and by scaling Customer Experience Cloud.

•  Accelerated the business plan for Cloud Networking-as-a-Service.

Irving Tan

•  Established direct Webex online sales and customer lifecycle analytics for the small business segment.

•  Launched next generation software and services enterprise agreements.

•  Established Social Justice Actions in Cisco’s procurement policies and processes, including making anti-discrimination education available to partners and suppliers. Required preferred suppliers to report annually on the full spectrum of diversity of their US workforce.

Long-Term, Equity-Based Incentive Awards

The objective of Cisco’s equity-based incentive awards program is to align the interests of our executive officers with our stockholders, and to provide our executive officers with a long-term incentive to manage Cisco from the perspective of an owner. PRSUs support the objectives of linking realized value to the achievement of critical financial and operational objectives and delivering superior long-term stockholder returns. Time-based RSUs support retention and align the interests of our executive officers with those of our stockholders since they promote stockholder value creation and a culture of ownership.

The Compensation Committee determines the size of an executive officer’s equity awards according to each executive officer’s position within Cisco and sets targets at levels intended to create a meaningful opportunity for reward predicated on increasing stockholder value and delivering on key long-term financial performance objectives. In addition to considering competitive market data, the Compensation Committee considers an individual’s performance history, an individual’s potential for future advancement and promotions, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

Fiscal 2021 Awards

In September 2020, the Compensation Committee approved fiscal 2021 equity awards for each named executive officer to be comprised of approximately 60% PRSUs and 40% time-based RSUs (based on grant date target value) as set forth in the table below. The Compensation Committee changed the weighting of the equity awards from 75% PRSUs/25% RSUs in fiscal 2020 to 60% PRSUs/40% RSUs in fiscal 2021 as a better balance between retention and performance, and risk and leverage, and better alignment with the Peer Group. Additionally, commencing with the equity awards granted in fiscal 2021, the Compensation Committee approved the accrual of dividend equivalents on PRSUs and time-based RSU awards granted to executive officers. Such dividend equivalents accrue on the awards as of each dividend payment date during the period between the date the award is granted and the date the award vests and are subject to the same terms and conditions (including, without limitation, any forfeiture conditions) as the awards to which they relate. Any dividend equivalents awarded with respect to the awards will be settled only if, when and to the extent such awards vest and are settled.

Named Executive Officer	Target PRSUs	Max. PRSUs	Target Value of PRSUs	Time- Based RSUs	Grant Value of Time-Based RSUs	Total Target Value of Fiscal 2021 Annual Equity Awards[1]
Charles H. Robbins	300,861	451,291	$11,700,483	195,931	$7,800,013	$19,500,496
Gerri Elliott	154,288	231,432	$6,000,261	100,478	$4,000,029	$10,000,290
Maria Martinez	123,431	185,146	$4,800,231	80,382	$3,200,007	$8,000,238
Irving Tan	115,716	173,574	$4,500,195	75,358	$3,000,002	$7,500,197
Mark Chandler	77,144	115,716	$3,000,130	50,239	$2,000,015	$5,000,145

[1]	See the “Fiscal 2021 Compensation — Long-Term, Equity-Based Incentive Awards — Target Values versus Accounting Values” section in the CD&A for information about how this value is calculated.

How PRSUs Work

The fiscal 2021 PRSUs maintained the same metrics and design as those granted in fiscal 2019 and 2020. The formula to determine the number of earned PRSUs is set forth below:

Earned PRSUs = Target PRSUs x

((50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier))

•	Average Financial Goal Multiplier

The Average Financial Goal Multiplier is based on the average of Cisco’s operating cash flow and EPS over a three-year period as measured against annual performance goals that are set by the Compensation Committee at the beginning of each fiscal year. For example, in the case of the fiscal 2021 PRSU grants, at the beginning of each of fiscal 2021, 2022, and 2023, the Compensation Committee will approve certain operating cash flow and EPS goals for the applicable fiscal year. Following the completion of each fiscal year, the Compensation Committee will certify the financial goal multiplier that was earned for such year and following the completion of the 2023 fiscal year, the Compensation Committee will determine the Average Financial Goal Multiplier for the three-year period.

Operating cash flow can range from a threshold of 85% of target to a maximum of 123% of target, while EPS can range from a threshold of 85% of target to a maximum of 124% of target. EPS is weighted on a 2-to-1 basis compared to operating cash flow in calculating the outcome under the Financial Goal Multiplier. Operating cash flow and EPS at or below the threshold levels set forth below results in a Financial Goal Multiplier of 0%. Operating cash flow and EPS at or above the maximum levels set forth below results in a Financial Goal Multiplier of 150%.

•	2021 Financial Results

The operating cash flow and EPS goals for fiscal 2021 are set forth below. The fiscal 2021 operating cash flow and EPS targets were set at levels consistent with Cisco’s fiscal 2021 financial plan approved by the Board of Directors. The Compensation Committee believed these financial performance goals were achievable, but appropriately challenging, based on the industry headwinds and significant uncertainty in the macro-economic environment including the ongoing impact of the COVID-19 pandemic, trade and geopolitical impacts, and continued competitive and commodity pricing pressure.

	Fiscal 2021 Goals			Fiscal 2021 Results
	Threshold	Target	Maximum
Operating Cash Flow	$ 11.4 billion (85% of target)	$ 13.4 billion	$ 16.5 billion (123% of target)	$ 15.5 billion (115% of target)

EPS	$ 2.42 (85% of target)	$ 2.85	$ 3.53 (124% of target)	$ 3.21 (113% of target)

The above resulted in a Financial Goal Multiplier for fiscal 2021 of 128%, as further illustrated in the table below, reflecting achievement above target levels. This multiplier will be included as part of the three-year average for the relevant PRSUs (i.e., the Year 3 Financial Goal Multiplier for the fiscal 2019 PRSUs, the Year 2 Financial Goal Multiplier for the fiscal 2020 PRSUs, and the Year 1 Financial Goal Multiplier for the fiscal 2021 PRSUs).

	Fiscal 2021 Financial Performance Calculations
	Funding (% of Target)	Weighting	Contribution
Operating Cash Flow	132%	33.3%	0.44
EPS	126%	66.7%	0.84

			1.28

For the fiscal 2021 PRSUs, operating cash flow is Cisco’s GAAP operating cash flow. EPS was calculated from Cisco’s GAAP diluted EPS excluding all of the items excluded from the calculation of operating income for purposes of the EIP as well as gains and losses on equity investments, while taking into account the related income tax effects and the effects of certain tax matters. The effect of planned share repurchases is included in the EPS calculation. The design of the PRSUs balances the effect, and limits any extraordinary impact, of EPS because it is averaged over a three-year period and is only one of three metrics.

•	Relative TSR Multiplier

Following the completion of the three-year performance period, the Relative TSR Multiplier is determined and certified by the Compensation Committee by comparing Cisco’s TSR at the end of the three-year performance period to the TSR of a pre-established group of comparator companies. In the case of the fiscal 2021 PRSU grants, the performance metric for the remaining 50% of the PRSUs is Cisco’s TSR relative to the companies comprising the S&P 500 Index over a three-year period covering fiscal years 2021 through 2023.

The Relative TSR Multiplier is calculated as follows:

Relative TSR	Relative TSR Multiplier[1]
75th Percentile or Above	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

[1]	To the extent Cisco’s relative TSR falls between two discrete points in the chart above, linear interpolation shall be used to determine the Relative TSR Multiplier.

•	Determining Earned PRSU Values for Fiscal 2021 PRSUs

At the end of the three-year performance period and in connection with the settlement of the shares, the Compensation Committee will certify results and 50% of the Relative TSR Multiplier will be added to 50% of the Average Financial Goal Multiplier (the average of the Financial Goal Multipliers for fiscal 2021, 2022, and 2023) to determine the shares awarded to each named executive officer. As fiscal 2021 was the first year of the applicable performance period for fiscal 2021 PRSUs, no shares were yet earned.

Additional Equity Award to Ms. Martinez

In February 2021, the Compensation Committee approved the below grant of time-based RSUs to Ms. Martinez in light of the additional responsibilities assumed by Ms. Martinez in December 2020 upon Mr. Tan’s relocation to Singapore.

Named Executive Officer	Time- Based RSUs	Grant Value of Time-Based RSUs
Maria Martinez	32,773	$1,500,020

Earned Fiscal 2019 Awards (Fiscal 2019 — 2021)

The table below summarizes the applicable Financial Goal Multipliers, Average Financial Goal Multiplier and Relative TSR Multiplier for the PRSUs granted during fiscal 2019 and the percentage of PRSUs earned:

[1]	Earned PRSUs = Target PRSUs x ((50% x Average Financial Goal Multiplier) + (50% x Relative TSR Multiplier)).

Based on the multipliers as set forth in the table above, the fiscal 2019 PRSUs (for which the three-year performance cycle has been completed) were earned as follows reflecting our commitment to pay for performance:

Named Executive Officer	Target PRSUs	Fiscal 2019 PRSUs Earned[1]
Charles H. Robbins	276,454	261,247
Gerri Elliott	126,379	119,426
Maria Martinez	126,379	119,426
Kelly A. Kramer	157,974	149,284
Irving Tan	68,456	64,689
Mark Chandler	78,987	74,641

[1]

The fiscal 2019 earned PRSUs remain subject to continued employment (other than for any named executive officer who is eligible for retirement vesting) and the Compensation Committee’s discretion to further review and reduce the number of earned PRSUs until they settle on November 10, 2021.

The payouts for PRSUs with a three-year performance period granted in fiscal 2019, 2018, and 2017 were as follows:

Other Awards

Award to Mark Chandler. On May 31, 2018, Mr. Chandler was granted promotional PRSUs, which were based on Cisco’s TSR relative to the companies comprising the S&P 500 Index with the performance period covering the three-year period from the beginning of fiscal 2019 to the end of fiscal 2021. The number of PRSUs that are earned is determined by multiplying the target PRSUs by a Relative TSR Multiplier that was calculated in the same manner as the Relative TSR Multiplier for our fiscal 2019 PRSUs. These PRSU grants were earned as follows based on relative TSR at the 40th percentile for the period from the beginning of fiscal 2019 to the end of fiscal 2021:

Named Executive Officer	Target PRSUs	PRSUs Earned[1]
Mark Chandler	25,000	20,000

[1]	The earned PRSUs remained subject to the Compensation Committee’s discretion to further review and reduce the number of earned PRSUs until they settle on November 10, 2021.

Target Values versus Accounting Values

Because the fiscal 2021 PRSUs include annual Financial Goal Multipliers and a three-year Relative TSR Multiplier, the values reported in the Summary Compensation Table are different than the target values set forth in the tables above. Because 50% of the value of the fiscal 2021 PRSUs are based on the Relative TSR Multiplier, FASB ASC Topic 718 requires that the value of the fiscal 2021 PRSUs reported in the Compensation Committee Matters — Fiscal 2021 Compensation Tables — Summary Compensation Table include the full value of the TSR component based on the probable outcome of the Relative TSR Multiplier. However, because the remaining 50% of the value of the fiscal 2021 PRSUs is based on separate measurements of our financial performance for each year in the three-year performance period, FASB ASC Topic 718 requires that the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. As a result, for the fiscal 2021 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metric goals for fiscal 2022 or fiscal 2023. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2022 and fiscal 2023, respectively, when the financial metrics are established. However, the Summary Compensation Table for fiscal 2021 does include a portion of the value of the fiscal 2019 PRSUs and the fiscal 2020 PRSUs based on the annual operational performance metrics set for those awards during fiscal 2021. The table below illustrates the difference between target values and accounting values for our CEO over the last three fiscal years.

	Target Value	Accounting Value Disclosed in Summary Compensation Table
Fiscal 2021	$19,500,496	$19,415,798
Fiscal 2020	$19,518,092	$19,215,141
Fiscal 2019	$17,306,352	$18,576,568

Vesting of RSUs and PRSUs

25% of the time-based RSUs will generally vest subject to a one-year cliff and quarterly vesting of 6.25% thereafter over the remainder of the four-year vesting period. Subject to continued employment and the Compensation Committee’s discretion to further review and reduce the number of earned PRSUs until the settlement date, any earned PRSUs will be settled following the completion of the performance period and final certification of the Compensation Committee. All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan will vest in full (at target levels for PRSUs), and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness, or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity.

Buyout and Pro-rata Fiscal 2021 Compensation for Mr. Herren

In connection with his appointment as our CFO, in November 2020, Mr. Herren entered into a letter agreement with Cisco providing for (i) payments with an approximate value of $18 million to buyout the unvested equity and other compensation that Mr. Herren forfeited by joining Cisco with $8 million in the form of a cash bonus (the “Buyout Cash Bonus”), $4 million in the form of performance-based RSUs (the “Buyout PRSUs”), and $6 million in the form of time-based RSUs (the “Buyout RSUs,” and collectively with the Buyout Cash Bonus and the Buyout PRSUs, the “Buyout Payments”); and (ii) a pro-rata fiscal 2021 equity award with an approximate value of $6 million consisting of $3.6 million in the form of performance-based RSUs (the “Pro-rata Fiscal 2021 PRSUs”) and $2.4 million in the form of time-based RSUs (the “Pro-rata Fiscal 2021 RSUs”), with the detail of the equity awards set forth below.

Buyout and Pro-rata Fiscal 2021 Equity Awards	Target PRSUs	Max. PRSUs	Target Value of PRSUs	Time- Based RSUs	Grant Value of Time-Based RSUs	Total Target Value of Equity Awards[1]
Buyout PRSUs and RSUs	88,029	132,043	$4,000,038	132,043	$6,000,034	$10,000,072
Pro-rata Fiscal 2021 PRSUs and RSUs	74,404	111,606	$3,600,038	52,817	$2,400,004	$6,000,042

[1]	See the “Fiscal 2021 Compensation — Long-Term, Equity-Based Incentive Awards — Target Values versus Accounting Values” section in the CD&A for information about how this value is calculated.

The Buyout Cash Bonus was paid within 30 days following Mr. Herren’s start date and remains subject to pro-rata recoupment if he voluntarily terminates his employment or if his employment is terminated for cause within 24 months of his start date. The Buyout RSUs will vest over two years, subject to Mr. Herren’s continued service, and the Buyout PRSUs will be subject to Cisco’s achievement of fiscal 2022 and fiscal 2023 operating cash flow and EPS goals. The Buyout Payments were designed to approximate the value and timing of the unvested equity and cash bonus Mr. Herren forfeited by leaving his former employer. The Pro-rata Fiscal 2021 RSUs will vest over four years, subject to Mr. Herren’s continued service, and the Pro-rata Fiscal 2021 PRSUs will be subject to Cisco’s achievement of relative TSR goals over the 2.5-year period from the beginning of Cisco’s third quarter of fiscal 2021 through the end of fiscal 2023 and Cisco’s achievement of fiscal 2022 and fiscal 2023 operating cash flow and EPS goals. The value and design of Mr. Herren’s Pro-rata Fiscal 2021 PRSUs and Pro-rata Fiscal 2021 RSUs are consistent with the fiscal 2021 equity awards to Cisco’s other named executive officers, recognizing Mr. Herren’s role and start date.

Transition Agreement with Ms. Kramer

In November 2020, Ms. Kramer entered into a transition agreement (“Transition Agreement”) in connection with her continued employment as an Executive Advisor effective from her transition date in December 2020 until November 15, 2021. The Transition Agreement provides that, in exchange for her continued employment and a general release of claims, Ms. Kramer will be paid an annual base salary of $120,000 (reduced from $850,000) and will continue to vest in her outstanding equity awards. Under the Transition Agreement, if Ms. Kramer voluntarily terminates her employment as an Executive Advisor or her employment relationship is terminated for cause, in each case prior to November 15, 2021, Ms. Kramer will immediately forfeit all outstanding and unvested equity awards. Further, if Ms. Kramer’s employment relationship is terminated without cause prior to November 15, 2021 and Ms. Kramer signs a general release of claims and agrees to be bound by certain restrictive covenants, she will be eligible to receive the annual base salary of $120,000 through November 15, 2021 and her outstanding equity awards that are scheduled to vest through November 10, 2021.

Retirement

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement assistance requirements and covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the applicable three-year performance period. At the end of fiscal 2021, Mr. Robbins and Mr. Chandler were eligible for retirement vesting.

Cisco believes that the retirement vesting feature of all PRSUs is appropriate and motivating because it provides protection to long-tenured named executive officers in light of the three-year PRSU performance period and is a prevalent practice among the companies within the Peer Group that grant similar equity awards with multi-year performance periods. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

See the “Compensation Committee Matters — Fiscal 2021 Compensation Tables — Grants of Plan-Based Awards — Fiscal 2021” table for additional information regarding these equity grants to the named executive officers and the “Potential Payments upon Termination or Change in Control” section for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

Cisco does not provide for any single-trigger golden parachute arrangements or golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions.

Perquisites

Consistent with our pay-for-performance compensation philosophy, we believe perquisites for executive officers should be limited in scope and value, and should only be offered when they provide necessities or conveniences that allow our executive officers to focus on and optimally perform in their role with Cisco. Consequently, Cisco’s executive officers generally will not be entitled to receive any special benefits, except as provided below:

•

Health Benefits — Executive officers may choose to have an annual executive health screening and other benefits at Cisco’s expense. Executive health physicals and related benefits assist both the executive officer and Cisco by ensuring health risks are minimized.

•

Aircraft Policy — Our CEO and our other executive officers may occasionally use our corporate aircraft for personal use, subject to availability, provided they reimburse Cisco for the incremental cost of the flight. Because the leased corporate aircraft is used primarily for business travel, Cisco requires reimbursement for the incremental cost of the flight (these costs do not include fixed costs that do not change based on usage). The incremental cost for personal use includes, when applicable, the following costs: fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, inspections, catering, aircraft supplies, telephone usage, trip-related hangar rent and parking costs, plane repositioning costs (deadhead flights), occupied variable fees, and other miscellaneous expenses. The incremental cost excludes fixed costs such as monthly management fees, lease payments, crew salaries, maintenance costs not related to trips, training, home hangaring, general taxes and insurance, and services support, as these fixed costs are generally incurred for business purposes. In addition, occasionally, guests of named executive officers are permitted to ride along on Cisco’s leased corporate aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no more than de minimis incremental cost. On such occasions, the named executive officer will be subject to imputed income at the applicable Standard Industrial Fare Level (SIFL) rates for any personal passengers on that flight, and Cisco does not provide tax gross-ups for such imputed income.

In March 2020, the Compensation Committee approved a temporary exception to the Aircraft Policy because the COVID-19 pandemic has required that most of Cisco’s employees work remotely. The temporary exception provides that the CEO and other key employees are not required to reimburse Cisco for use of its aircraft, including any related ground transportation costs, provided that the flights are required by the CEO for COVID-19 pandemic safety reasons, are for a specific business purpose at Cisco headquarters, and that the flights are between Cisco headquarters and a remote working location.

•

Personal Security — Consistent with prevalent practices among large, multinational companies, and based on an independent third-party security study, Cisco provides security personnel for the CEO and his family members for business travel and certain non-business travel. The Compensation Committee must pre-approve security for the CEO and his family members on non-business trips when the aggregate cost for such trips per fiscal year will equal or exceed $25,000. The Chair of the Compensation Committee must pre-approve any security recommended by Cisco Security or a third-party security vendor for families traveling with executive officers other than the CEO on business trips and for such executive officers and, if applicable, their families on non-business trips. In addition,

Cisco security practices provide that the CEO may be driven to and from work by an authorized car service and personal security driver. Further, Cisco provides certain security products and related licenses to certain named executive officers for use at their residences. The incremental cost of security expenses for Cisco security personnel is their meals, lodging, and travel, but generally not their compensation because Cisco already incurs that cost for business purposes. The incremental cost of third-party security vendors is their actual cost. The incremental cost for the authorized car service and personal security driver is the actual cost. The incremental cost for security products and related licenses is the actual cost. Cisco does not consider the provision of such security to be a perquisite since the need for security arises from the nature of the executive officer’s employment by Cisco and the provision of such security is provided to mitigate risks to Cisco’s business. Pursuant to SEC guidance, we have reported the aggregate incremental costs in the “All Other Compensation” column of the Summary Compensation Table.

•

Relocation Benefits — Executive officers who are relocating may be entitled to the benefits determined with reference to Cisco’s international and domestic assignment, transfer, and relocation policies for Vice Presidents and above, as amended from time to time. These relocation benefits are market competitive benefits and enable an orderly transition for Vice Presidents relocating within the United States or to another country.

•

Required Business Trips/Events Where Spouses/Partners are Expected to Attend — Cisco will pay for or reimburse spousal/partner travel and personal expenses only in connection with business-related events where Cisco executive officers are required to attend and where the presence of spouses/partners is expected; provided, however, for each named executive officer, the aggregate amount of spousal/partner travel and personal expenses paid for by Cisco in a fiscal year must be less than $10,000. If a named executive officer’s spousal/partner travel and personal expenses are in excess of such limit, the named executive officer will be responsible for such excess amounts and will reimburse Cisco.

•

Gross-Ups — Cisco does not provide for tax gross-ups in connection with any of the foregoing items except in the case of tax equalization and tax adjustments under Cisco’s international and domestic assignment, transfer, and relocation policies.

Deferred Compensation Plan

The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers. The Deferred Compensation Plan provides an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Internal Revenue Code of 1986, as amended (the “Code”), limits under the Cisco Systems, Inc. 401(k) Plan (the “401(k) Plan”). Cisco does not sponsor a supplemental executive retirement plan or a defined benefit pension plan. Cisco matches deferrals at the same percentage as matched under the 401(k) Plan. Those matching contributions are described in footnote 2 to the “Compensation Committee Matters — Fiscal 2021 Compensation Tables — Nonqualified Deferred Compensation — Fiscal 2021” table below.

Fiscal 2022 Compensation Approach

•

Base Salaries — Based on the relevant market data as well as input from Exequity regarding competitive pay, the annual base salaries for both Mr. Herren and Ms. Martinez increased from $800,000 to $850,000, effective October 25, 2021. The Compensation Committee does not intend at this time to make any adjustments to the annual base salaries for Mr. Robbins and Ms. Elliott.

•

Variable Cash Incentive Awards — Similar to fiscal 2021, awards under the EIP for the named executive officers are based on a prevalent additive formula in which 80% of the bonus is leveraged and based on the risk and reward of Cisco’s financial performance while only 20% is based on a participant’s individual performance. The individual target awards remain at competitive levels of 260% of base salary for Mr. Robbins and 160% of base salary for the other named executive officers.

Over the last several years, the Compensation Committee has been evaluating the role of the IPF in the EIP formula. In fiscal 2020, the Compensation Committee changed the IPF so that it became 20% of the EIP formula on an additive basis. The Compensation Committee is considering moving to a CPF-only formula, and for fiscal 2022, the IPF was discontinued and replaced with an ESG factor, which will be scored based on the executive leadership team’s joint execution of Cisco’s ESG strategy.

•

Long-Term, Equity-Based Incentive Awards — In the interest of maintaining Cisco’s intended competitive positioning among the peers, and of continuing the consistency of the overall incentive program design and operation, on September 20, 2021, the Compensation Committee granted the following equity awards to the continuing named executive officers below (60% PRSUs/40% RSUs) and the PRSUs were granted using a three-year performance period and the same performance metrics (but not goals) that were used in fiscal 2021.

Named Executive Officer	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units
Charles H. Robbins	221,087	158,705
R. Scott Herren	109,671	78,727
Gerri Elliott	99,701	71,570
Maria Martinez	99,701	71,570

Executive Compensation Governance Components

Our Culture of Ownership

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, Cisco has a long-standing policy regarding minimum ownership of shares by Cisco’s executive officers.

These minimum ownership requirements call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least six times the CEO’s annual base salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least four times the executive officer’s annual base salary. The CEO and each other executive officer have five years from the date of their respective appointment (or the later of six years from the date of their respective appointment or August 1, 2020 for executive officers in those positions as of August 1, 2019) to attain their minimum ownership level.

Position	Required Share Ownership (Multiple of Base Salary)
CEO	6x
Executive Officers	4x

As of October 15, 2021, all of our executive officers were either exceeding the minimum stock ownership requirements or were on track to comply in the relevant timeframe.

Recoupment (or “clawback”) Policy

Cisco has a long-standing recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP, and in June 2019, this policy was extended to include PRSUs. In the event of a restatement of incorrect financial results, this policy enables the Compensation Committee, if it determines appropriate and subject to applicable laws, to seek reimbursement from executive officers of:

•	the incremental portion of EIP awards paid to executive officers in excess of the EIP awards that would have been paid based on the restated financial results; and

•

the incremental shares of Cisco’s common stock settled for any PRSUs in excess of the shares of Cisco’s common stock that would have been settled for such PRSUs based on the restated financial results, or the value of such incremental shares to the extent an executive officer sells any incremental shares.

Cisco’s long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco (including during a retirement-vesting period) or is terminated for misconduct. We are monitoring the proposed SEC rules on recoupment and plan to modify our recoupment policy in accordance with any applicable final SEC or other rules.

Compensation Risk Management

The Compensation Committee’s annual review and approval of Cisco’s compensation philosophy and strategy includes the review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s compensation programs for employees and executives, including the variable cash incentive plans and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco.

As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and engaged FWC during fiscal 2021 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program.

FWC advised that Cisco’s executive compensation program:

•	maintains an appropriate pay philosophy,

•	uses an appropriate, objectively selected peer group to support decision-making,

•	reflects best-in-class design and governance practices in key areas,

•	supports business objectives,

•	mitigates compensation-related risk through a balanced structure and related policies such as stock ownership guidelines, pledging prohibitions, etc., and

•	reviews actual pay delivery from performance-based incentives to confirm the rigor of goal setting and the alignment with performance.

The Compensation Committee also determined that Cisco’s commission and sales incentive plans for employees at all levels are based on measurable and verifiable sales goals that are aligned with Cisco’s company-wide revenue and operating income goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. The plans are monitored to ensure that internal controls are in place to mitigate risk. Management also retains discretion to reduce incentive amounts in appropriate circumstances.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and the People and Communities Department. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies that comprise Cisco’s peer group.

Peer Group and Benchmarking

The Compensation Committee approved a peer group in March 2020, which was used to establish compensation targets and guide decisions through March 2021. FWC subsequently prepared a peer group study, and an updated peer group was approved and used beginning in March 2021. We refer to the initial and updated peer group below as the “Peer Group” in this Proxy Statement. As an additional point of reference, the Compensation Committee may also decide to use data accumulated by management regarding compensation practices of companies where Cisco regularly competes for talent.

How the Peer Group was Selected

The members of the Peer Group are generally based on the following objective criteria, recommended by FWC:

•	Major information technology companies with related Global Industry Classification Standard (GICS) codes 4510, 4520, 4530, and 5020;

•	A three-year rolling average market capitalization greater than $30 billion (based on the trailing 12-quarter average); and

•	Revenues greater than $10 billion (based on the trailing four-quarter averages).

Peer Group Members1

Accenture plc	Facebook, Inc.	Oracle Corporation
Alphabet Inc.	HP Inc.	Qualcomm Incorporated
Apple Inc.	Intel Corporation	salesforce.com, inc.
Broadcom Inc.	International Business Machines Corporation	Visa Inc.
Dell Technologies Inc.	Microsoft Corporation	VMware, Inc.

[1]

Upon the recommendation of FWC and effective in March 2021, Hewlett-Packard Enterprise Company was removed from the Peer Group because it no longer satisfies the size criteria and Automatic Data Processing Inc. and Texas Instruments Incorporated were replaced with salesforce.com, inc. and VMware, Inc. to increase talent market relevance with greater representation of SaaS and security companies.

How We Use the Peer Group

The positions of Cisco’s named executive officers were compared to their counterpart positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group were examined for guidance in determining:

•	base salaries;

•	variable cash incentive awards; and

•	the amount and mix of long-term, equity-based incentive awards.

The Compensation Committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each named executive officer taking into account, among other things, company and individual performance, role expertise, experience, and the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning, and best compensation governance practices. The Compensation Committee does not tie individual compensation to specific target percentiles.

How the Compensation Committee Makes Decisions and Policies

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the People and Communities Department. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. Until the end of fiscal 2021, FWC worked directly with and on behalf of the Compensation Committee to assist the Compensation Committee in satisfying its responsibilities; and undertook no projects for management except at the request of the Compensation Committee chair, and in the capacity of the Compensation Committee’s agent where such projects were in direct support of the Compensation Committee’s charter. The Compensation Committee assessed the independence of FWC during fiscal 2021 and believed that there were no conflicts of interest. In reaching this conclusion, the Compensation Committee considered applicable SEC rules and regulations and the corresponding Nasdaq independence factors regarding compensation advisor independence. Commencing in fiscal 2022 and following an extensive request-for-proposal process, Exequity was selected to replace FWC as the Compensation Committee’s consultant.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. The Tax Cuts and Jobs Act repealed the exemption for performance-based compensation under Code Section 162(m) for tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance-based” as defined in Code Section 162(m) and subject to a written binding contract under applicable law in effect as of November 2, 2017 that is not later modified in any material respect.

In reviewing and establishing CEO compensation, the Compensation Committee also considers our CEO pay ratio. Cisco has always been committed to paying its people fairly and equitably, and we have strived to develop and execute robust policies to evaluate pay levels throughout the organization. We are a founding signer of the White House Equal Pay Pledge and the Parity.org pledge, and we are leading the charge to make fair pay a reality for all employees through the Employers for Pay Equity Consortium.

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on stockholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to generally grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2021 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chair

Wesley G. Bush

Kristina M. Johnson

Brenton L. Saunders

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2021 were Roderick C. McGeary (Chair), Wesley G. Bush, Dr. Kristina M. Johnson, and Brenton L. Saunders, each of which served for all of fiscal 2021, and Arun Sarin, who served until November 2020. No member of this committee was at any time during fiscal 2021 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2021.

Fiscal 2021 Compensation Tables

The following table, footnotes and related narrative sets forth the “total compensation” earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals were designated as named executive officers. The salary, bonus and non-equity incentive plan compensation columns set forth below reflect the actual amounts paid for the relevant fiscal years, while the stock awards column reflects accounting values. For the actual amounts of compensation related to long-term equity incentives, see the “Option Exercises and Stock Vested — Fiscal 2021” table below. Cisco’s named executive officers for fiscal 2021 include Cisco’s CEO, all individuals serving as Cisco’s CFO during fiscal 2021, the two most highly compensated executive officers (other than CEO and CFO) who were serving as executive officers at the end of fiscal 2021, and two former executive officers who were not serving as executive officers at the end of fiscal 2021.

Summary Compensation Table

Name and Principal Position (1)	Fiscal Year (1)	Salary ($) (2)		Bonus ($)		Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)	Total ($)
Charles H. Robbins	2021	$1,416,731		—		$19,415,798	$4,495,816		$118,350	$25,446,695
Chair and Chief	2020	$1,390,000		—		$19,215,141	$2,471,976		$94,840	$23,171,957
Executive Officer	2019	$1,325,000		—		$18,576,568	$5,795,550		$135,306	$25,832,424

R. Scott Herren	2021	$495,385		$8,000,000	(6)	$10,309,617	$962,187		$101,526	$19,868,715
Executive Vice President and
Chief Financial Officer

Gerri Elliott	2021	$840,865		—		$9,859,284	$1,642,080		$69,144	$12,411,373
Executive Vice President and	2020	$825,000		—		$8,267,815	$902,880		$11,672	$10,007,367
Chief Customer and Partner	2019	$750,000		$4,000,000	(7)	$6,161,149	$1,968,300		$58,002	$12,937,451
Officer

Maria Martinez	2021	$761,539		—		$9,547,611	$1,486,630		$22,951	$11,818,731
Executive Vice President and	2020	$700,000		—		$6,809,059	$754,880		$19,510	$8,283,449
Chief Operating Officer	2019	$675,000		$6,500,000	(8)	$6,161,149	$1,574,640		$70,631	$14,981,420

Kelly A. Kramer	2021	$417,115		—		$2,106,590	—		$3,323	$2,527,028
Former Executive Vice	2020	$850,000		—		$10,185,929	$916,640		$67,500	$12,020,069
President and Chief Financial	2019	$850,000		—		$10,610,100	$2,106,810		$67,500	$13,634,410
Officer

Irving Tan	2021	$572,760	(9)	—		$7,200,067	$978,217	(9)	$651,858	$9,402,902
Former Executive Vice	2020	$625,000		—		$6,340,993	$664,000		$47,827	$7,677,820
President and Chief of Operations

Mark Chandler	2021	$620,859	(10)	—		$5,029,745	—		$113,812	$5,764,416
Former Executive Vice President, Chief Legal Officer
and Chief Compliance Officer

(1)

Mr. Herren became CFO effective December 18, 2020 and was not a named executive officer in fiscal 2019 and 2020. Ms. Kramer stepped down as Executive Vice President and Chief Financial Officer effective December 18, 2020. Mr. Tan stepped down as Executive Vice President and Chief of Operations effective December 14, 2020 and was not a named executive officer in fiscal 2019. Mr. Chandler stepped down as Executive Vice President, Chief Legal Officer and Chief Compliance Officer in May 2021. Mr. Chandler was not a named executive officer in fiscal 2019 and 2020.

(2)	Fiscal 2021 was a 53-week fiscal year, and the salary amounts for fiscal 2021 reflect the extra week’s salary earned during that fiscal year.

(3)

The amounts in the “Stock Awards” column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of PRSUs and RSUs granted during the applicable fiscal year under the 2005 Stock Incentive Plan. See below for more information on, and assumptions used for, the grant date fair value of the PRSUs. For time-based awards, the grant date fair value was determined using the closing share price of Cisco common stock on the date of grant, adjusted for the present value of expected dividends.

Except for the PRSUs awarded to Mr. Herren, the PRSUs awarded in fiscal 2021, 2020 and 2019 are generally based on the three-year performance cycle of (i) fiscal 2021 through fiscal 2023, (ii) fiscal 2020 through fiscal 2022, and (iii) fiscal 2019 through fiscal 2021, respectively. Generally, the performance metrics for 50% of the PRSUs are based on operating goal performance, and the performance metric for the remaining 50% of the PRSUs is Cisco’s relative TSR.

The PRSUs awarded to Mr. Herren in fiscal 2021 consist of two separate awards: the Buyout PRSUs and Pro-rata Fiscal 2021 PRSUs. The Buyout PRSUs are earned subject to Cisco’s achievement of operating goal performance in each of fiscal 2022 and fiscal 2023, which achievement in each of fiscal 2022 and fiscal 2023 accounts for 50% of the Buyout PRSUs. The performance metric for 50% of Mr. Herren’s Pro-rata Fiscal 2021 PRSUs is based on operating goal performance during fiscal 2022 and fiscal 2023, and the performance metric for the remaining 50% of the Pro-rata Fiscal 2021 PRSUs is Cisco’s relative TSR over the 2.5-year performance period from the beginning of Cisco’s third quarter of fiscal 2021 through the end of fiscal 2023.

The metrics used to determine the number of PRSUs earned relative to operating goal performance are operating cash flow and EPS based on annual goals, pre-established at the beginning of each applicable fiscal year. These operating goal performance metrics are reviewed at the end of each fiscal year and any PRSUs are earned based on the average performance over the applicable fiscal years (except for Mr. Herren’s Buyout PRSUs which are earned at the end of each of fiscal 2022 and fiscal 2023 as described above), subject to the Compensation Committee’s approval. The probable and maximum values are based upon achieving the target or maximum level of performance as of the date the goals were set. The performance periods for the PRSUs earned based on Cisco’s relative TSR are described in the “Compensation Committee Matters — Fiscal 2021 Compensation Tables — Grants of Plan-Based Awards — Fiscal 2021” table. See the “Fiscal 2021 Compensation” section in the CD&A for a description of the material terms of the PRSUs.

The table below sets forth the grant date fair value for PRSUs awarded in fiscal 2021, 2020 and 2019.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($) (a)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($) (a)	Market-Related Component Grant Date Fair Value ($) (b)
Charles H. Robbins	2021	$5,903,920	$8,855,880	$5,711,865
	2020	$7,640,113	$11,460,170	$6,623,856
	2019	$7,013,562	$10,520,343	$7,133,895
R. Scott Herren	2021	$—	$—	$1,909,579
Gerri Elliott	2021	$2,930,097	$4,395,147	$2,929,158
	2020	$2,331,888	$3,497,832	$3,396,865
	2019	$875,170	$1,312,755	$3,261,236
Maria Martinez	2021	$2,504,265	$3,756,398	$2,343,319
	2020	$2,060,324	$3,090,487	$2,717,484
	2019	$875,170	$1,312,755	$3,261,236
Kelly A. Kramer	2021	$2,106,590	$3,159,885	$—
	2020	$4,250,001	$6,375,002	$3,396,865
	2019	$4,002,641	$6,003,961	$4,076,519
Irving Tan	2021	$2,003,197	$3,004,795	$2,196,868
	2020	$2,037,461	$3,056,192	$2,462,712
Mark Chandler	2021	$1,565,151	$2,347,727	$1,464,579

(a)

Because the performance-related component for PRSUs that contain operating goals is based on separate measurements of our financial performance for each year in the three-year performance cycle, except for Mr. Herren’s Buyout PRSU and Pro-rata Fiscal 2021 PRSU awards as discussed above in this footnote 3, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved as follows:

(i)

the amounts for fiscal 2021 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2021, 2020 and 2019 based upon the probable or target outcome of the fiscal 2021 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2021 operating goal performance-related component as of the date the goals were set;

(ii)

the amounts for fiscal 2020 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2020, 2019 and 2018 based upon the probable or target outcome of the fiscal 2020 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2020 operating goal performance-related component as of the date the goals were set; and

(iii)

the amounts for fiscal 2019 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2019, 2018 and 2017 based upon the probable or target outcome of the fiscal 2019 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2019 operating goal performance-related component as of the date the goals were set.

For additional description of the actual amounts earned for the fiscal 2019 PRSUs, see the “Fiscal 2021 Compensation — Long-Term, Equity-Based Incentive Awards — Earned Fiscal 2019 Awards (Fiscal 2019 — 2021)” section in the CD&A above.

(b)

Represents the grant date fair value for the market-related TSR component, which is not subject to probable or maximum outcome assumptions. The metric used to determine the number of PRSUs earned with respect to the TSR component is Cisco’s TSR compared to the S&P 500 Index for the fiscal 2021, 2020 and 2019 grants, in each case, over a three fiscal year period; provided, however, that Mr. Herren’s Pro-rata Fiscal 2021 PRSUs’ TSR component is measured over the 2.5-year performance period from the beginning of Cisco’s third quarter of fiscal 2021 through the end of fiscal 2023. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related TSR component for the entire performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation model.

The following table includes the assumptions used to calculate the grant date fair value of PRSU awards reported for fiscal 2021, 2020 and 2019.

		Assumptions (Operating Goal)			Assumptions (TSR Goal)
PRSU Award	Fair Value ($)	Range of Risk Free Interest Rate (%)	Dividend Yield (%)	Fair Value ($)	Risk Free Interest Rate (%)	Dividend Yield (%)
Fiscal 2021

12/18/2020 PRSUs	N/A	N/A	N/A	$51.33	0.17%	3.2%

10/14/2020 PRSUs	$39.81	0.1% - 0.2%	3.6%	$36.35	0.18%	3.6%

9/18/2020 PRSUs	$39.81	0.1% - 0.2%	3.6%	$37.97	0.16%	3.6%

Year 2 of 9/18/2019 PRSUs	$36.57	0.1%	3.6%	N/A	N/A	N/A

Year 3 of 9/18/2018 PRSUs	$38.01	0.1%	3.6%	N/A	N/A	N/A

Fiscal 2020

9/18/2019 PRSUs	$44.91	1.68% - 1.93%	2.8%	$37.45	1.71%	2.84%

Year 2 of 9/18/2018 PRSUs	$46.25	1.74% - 1.93%	2.8%	N/A	N/A	N/A

Year 3 of 9/20/2017 PRSUs	$47.96	1.88% - 1.93%	2.8%	N/A	N/A	N/A

Fiscal 2019

9/18/2018 PRSUs	$41.55	2.31% - 2.99%	2.9%	$51.61	2.86%	2.78%

Year 2 of 9/20/2017 PRSUs	$42.77	2.31% - 2.92%	2.9%	N/A	N/A	N/A

Year 3 of 9/21/2016 PRSUs	$44.04	2.31% - 2.67%	2.9%	N/A	N/A	N/A

(4)

The amounts listed in the “Non-Equity Incentive Plan Compensation” column for fiscal 2021, 2020 and 2019 reflect the cash awards paid under the EIP for performance in the applicable fiscal year. See the “Fiscal 2021 Compensation” section in the CD&A for a description of the material terms, including how the variable cash incentive awards were determined for fiscal 2021.

(5)

The amounts listed in the “All Other Compensation” column for fiscal 2021 include actual and estimated matching contributions by Cisco under the Deferred Compensation Plan, matching contributions that Cisco made under the 401(k) Plan, and other perquisites and personal benefits, and details about these amounts are set forth in the table below.

Name	Matching Contributions under Deferred Compensation Plan ($) (a)	Matching Contributions under 401(k) Plan ($)	Other ($) (b)		Total ($)
Charles H. Robbins	$54,450	$13,050	$50,850	(c)	$118,350
R. Scott Herren	$18,692	$10,405	$72,429	(d)	$101,526
Gerri Elliott	—	$11,859	$57,285	(e)	$69,144
Maria Martinez	—	$12,046	$10,905	(f)	$22,951
Kelly A. Kramer	—	$3,323	—		$3,323
Irving Tan	$11,358	$3,616	$636,884	(g)	$651,858
Mark Chandler	—	$13,812	$100,000	(h)	$113,812

(a)

This includes matching contributions related to fiscal 2021 salary and non-equity incentive plan compensation deferred during calendar year 2020 as well as fiscal 2021 salary and non-equity incentive plan compensation deferred during calendar year 2021 that is expected to be credited at the end of calendar year 2021. See the “Compensation Committee Matters — Fiscal 2021 Compensation Tables — Nonqualified Deferred Compensation — Fiscal 2021” section for more information.

(b)

In fiscal 2021, named executive officers were permitted to use the aircraft occasionally for non-business travel, subject to availability and reimbursing Cisco for the incremental cost of the flight. Additionally, in fiscal 2021, guests of named executive officers were permitted to ride along on Cisco’s leased corporate aircraft when the aircraft was already going to a specific destination for a business purpose, provided there was no more than a de minimis incremental cost. See the “Fiscal 2021 Compensation — Perquisites” section in the CD&A for our Aircraft Policy and the method Cisco used in determining the incremental cost for personal use.

(c)

The amount listed in the “All Other Compensation” column for fiscal 2021 for Mr. Robbins includes expenses for security products and related licenses for use in Mr. Robbins’ residences, costs related to the temporary commuting exception to the Aircraft Policy that the Compensation Committee approved due to the COVID19 pandemic, de minimis incremental catering costs, ground transportation costs related to such trips, and security expenses relating to non-business travel and guest travel while accompanying Mr. Robbins on a business trip. In addition, Cisco security practices provide that the CEO may be driven to and from work by an authorized car service and personal security driver. Cisco does not consider these security expenses to be personal benefits since these expenses arise from the nature of Mr. Robbins’ employment by Cisco. However, the disclosure regulations require certain security expenses to be reported as personal benefits. The amount reported for such security expenses is the incremental cost to Cisco of providing security personnel employed by Cisco and third-party security vendors. For Cisco security personnel, the incremental cost includes meals, lodging and travel. Compensation is not included because Cisco already incurs that cost for business purposes. For third-party security vendors, the incremental cost is their actual cost. The incremental cost for the authorized car service and personal security driver is the actual cost. For security products and related licenses, the incremental cost is the actual cost. A portion of this amount for Mr. Robbins was incurred in Great British Pounds and Euros and was converted to U.S. dollars using the following exchange rates, as applicable, which were in effect on the last day of fiscal 2021: Great British Pounds: 1.39358, and Euros: 1.18779.

(d)

The amount listed in the “All Other Compensation” column for Mr. Herren includes $70,332 for costs related to the temporary commuting exception to the Aircraft Policy that the Compensation Committee approved due to the COVID-19 pandemic, de minimis incremental catering costs, ground transportation costs related to such trips, and personal expenses in connection with the attendance of his spouse at a required business trip where the presence of spouses/partners was expected.

(e)

The amount listed in the “All Other Compensation” column for Ms. Elliott for fiscal 2021 includes $50,791 for costs related to the temporary commuting exception to the Aircraft Policy that the Compensation Committee approved due to the COVID-19 pandemic, ground transportation costs related to such trips, and an executive health physical benefit.

(f)	The amount listed in the “All Other Compensation” column for Ms. Martinez for fiscal 2021 includes $10,905 for tax restoration benefits pursuant to Cisco’s policy for domestic partner health benefits.

(g)

Mr. Tan was reassigned to Singapore from the U.S. in February 2021. The amount listed in the “All Other Compensation” column for Mr. Tan for fiscal 2021 includes various allowances and services in connection with his relocation, including home sales assistance of $379,405, a relocation allowance of $56,883, housing assistance, travel allowances, transition assistance, tax service assistance, and tax restoration benefits with respect to certain of the allowances and services of $130,483, all of which were consistent with Cisco’s International Transfer Policy for Vice Presidents and above. A portion of this amount for Mr. Tan was incurred in Singapore Dollars and was converted to U.S. dollars using the exchange rate in effect on the last day of fiscal 2021 of 0.738.

(h)	Mr. Chandler retired in May 2021. The amount listed in the “All Other Compensation” column for Mr. Chandler for fiscal 2021 includes $100,000 for payment as a legal consultant.

(6)

As part of his new hire compensation package and as consideration for the compensation he forfeited when he left his prior employer, the Compensation Committee approved the payment to Mr. Herren of an $8 million cash bonus paid in December 2020.

(7)

As part of her new hire compensation package, the Compensation Committee approved the payment to Ms. Elliott of a $10 million cash bonus with $6 million paid in May 2018 and the balance paid in May 2019.

(8)

As part of her new hire compensation package and as consideration for the compensation she forfeited when she left her prior employer, the Compensation Committee approved the payment to Ms. Martinez of a $13 million cash bonus with $6.5 million paid in June 2018 and the balance paid in May 2019.

(9)

A portion of the amount listed in the “Salary” column and the amount listed in the “Non-Equity Incentive Plan Compensation” column for Mr. Tan were paid in Singapore Dollars and converted to U.S. dollars using the exchange rate in effect on the last day of fiscal 2021 of 0.738.

(10)	Includes $95,167 for the payout of accrued vacation.

The following table provides information on cash-based performance awards and stock unit awards in fiscal 2021 to each of Cisco’s named executive officers, other than Ms. Kramer who received no such awards during fiscal 2021 in light of her transition from CFO to an Executive Advisor. There can be no assurance that the Grant Date Fair Value of the Stock Awards, as listed in this table, will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” column of the Summary Compensation Table.

Grants of Plan-Based Awards — Fiscal 2021

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles H. Robbins	(2)	—	$3,614,000	$7,228,000
	9/18/20(3)				—	300,861	451,291		$7,708,058
	9/18/20(4)							195,931	$7,800,013
R. Scott Herren	(2)	—	$779,731	$1,559,462
	12/18/20(5)				—	88,029	132,043		$—
	12/18/20(6)				—	74,404	111,606		$1,909,579
	12/18/20(7)							132,043	$6,000,034
	12/18/20(8)							52,817	$2,400,004
Gerri Elliott	(2)	—	$1,320,000	$2,640,000
	9/18/20(3)				—	154,288	231,432		$3,952,832
	9/18/20(4)							100,478	$4,000,029
Maria Martinez	(2)	—	$1,195,040	$2,390,080
	9/18/20(3)				—	123,431	185,146		$3,162,290
	9/18/20(4)							80,382	$3,200,007
	2/3/21(8)				—			32,773	$1,500,020
Irving Tan	(2)	—	$799,197	$1,598,393
	9/18/20(3)				—	115,716	173,574		$2,964,644
	9/18/20(4)							75,358	$3,000,002
Mark Chandler	(2)	—	$1,072,000	$2,144,000
	9/18/20(3)				—	77,144	115,716		$1,976,416
	9/18/20(4)							50,239	$2,000,015

(1)

The grant date fair value is computed in accordance with FASB ASC Topic 718 for PRSUs and RSUs granted during the applicable fiscal year under the 2005 Stock Incentive Plan. See footnote 3(b) of the Summary Compensation Table for more information on, and assumptions used for, the grant date fair value of the PRSUs. For time-based RSU awards, the grant date fair value was determined using the closing share price of Cisco common stock on the date of grant, adjusted for the present value of expected dividends. Excludes the grant date fair value for the operating goal performance-related component of the fiscal 2020 and fiscal 2019 awards based on the probable or target outcome of the fiscal 2021 operating goal performance-related component because these PRSUs were not awarded in fiscal 2021. The amounts included in the “Stock Awards” column of the Summary Compensation Table for fiscal 2021 related to the PRSUs awarded in fiscal 2020 and 2019 in aggregate are as follows: $3,907,727 for Mr. Robbins; $0 for Mr. Herren; $1,906,423 for Ms. Elliott; $1,685,294 for Ms. Martinez; $2,106,590 for Ms. Kramer; $1,235,421 for Mr. Tan; and $1,053,314 for Mr. Chandler.

(2)

These rows represent possible payouts pursuant to the annual cash incentive awards under the EIP for fiscal 2021. The EIP did not contain any threshold value for fiscal 2021. For more information about the material terms of these payments, see the CD&A.

•	For Mr. Robbins, the target and maximum values are calculated by multiplying 260% (target) and 520% (maximum), respectively, by his annual base salary during fiscal 2021.

•

For Mr. Herren, the target and maximum values are calculated by multiplying 160% (target) and 320% (maximum) by his pro-rated annual base salary during fiscal 2021. Mr. Herren’s annual base salary was pro-rated to reflect his joining Cisco in December 2020.

•	For Ms. Elliott and Mr. Chandler, the target and maximum values are calculated by multiplying 160% (target) and 320% (maximum), respectively, by his or her annual base salary during fiscal 2021.

•	For Ms. Martinez, the target and maximum values are calculated by multiplying 160% (target) and 320% (maximum), respectively, by her pro-rated annual base salary in effect during fiscal 2021.

•	For Mr. Tan, the target and maximum values are calculated by multiplying 142% (target) and 283% (maximum), respectively, by his pro-rated annual base salary in effect during fiscal 2021.

(3)

The amounts shown in these rows reflect, in share amounts, the target and maximum potential awards of PRSUs for the fiscal 2021 performance period. The material terms of these PRSUs, which are completely at risk, are further described in the CD&A and footnote 3 to the Summary Compensation Table.

(4)

RSUs granted under the 2005 Stock Incentive Plan and vests 25% on November 10, 2021, and 6.25% quarterly thereafter. Each award (including any accrued dividend equivalents) is settled in shares on each vesting date.

(5)

The amounts shown in this row reflect, in share amounts, the target and maximum potential awards of Mr. Herren’s Buyout PRSUs for the performance periods covering fiscal 2022 and fiscal 2023. The material terms of these PRSUs, which are completely at risk, are further described in the CD&A and footnote 3 to the Summary Compensation Table.

(6)

The amounts shown in this row reflect, in share amounts, the target and maximum potential awards of Mr. Herren’s Pro-rata Fiscal 2021 PRSUs for the 2.5-year performance period from the beginning of Cisco’s third quarter of fiscal 2021 through the end of fiscal 2023. The material terms of these PRSUs, which are completely at risk, are further described in the CD&A and footnote 3 to the Summary Compensation Table.

(7)

RSUs granted under the 2005 Stock Incentive Plan and vests 50% on February 10, 2022, and 12.5% quarterly thereafter. Each award (including any accrued dividend equivalents) is settled in shares on each vesting date.

(8)

RSUs granted under the 2005 Stock Incentive Plan and vests 25% on February 10, 2022, and 6.25% quarterly thereafter. Each award (including any accrued dividend equivalents) is settled in shares on each vesting date.

The following table shows the number of Cisco unvested restricted stock units held by Cisco’s named executive officers as of July 31, 2021.

Outstanding Equity Awards At 2021 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (a)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
Charles H. Robbins	15,550(1)	$861,004
	37,478(5)	$2,075,157
	261,247(6)	$14,465,246
	67,324(7)	$3,727,730
	202,105(9)	$11,190,554
			353,743(8)	$19,586,750
			310,342(10)	$17,183,637
R. Scott Herren	134,960(12)	$7,472,735
	53,984(13)	$2,989,094
			89,974(14)	$4,981,860
			76,047(15)	$4,210,722
Gerri Elliott	17,133(5)	$948,654
	119,426(6)	$6,612,618
	34,525(7)	$1,911,649
	103,644(9)	$5,738,768
			181,407(8)	$10,044,506
			159,150(10)	$8,812,136
Maria Martinez	37,088(3)	$2,053,563
	17,133(5)	$948,654
	119,426(6)	$6,612,618
	27,620(7)	$1,529,319
	82,915(9)	$4,591,004
	33,233(11)	$1,840,111
			145,126(8)	$8,035,627
			127,320(10)	$7,049,708
Kelly A. Kramer	9,100(1)	$503,867
	21,416(5)	$1,185,804
	149,284(6)	$8,265,855
	34,525(7)	$1,911,649
			181,407(8)	$10,044,506
Irving Tan	5,275(1)	$292,077
	2,942(2)	$162,899
	27,841(5)	$1,541,556
	64,689(6)	$3,581,830
	25,031(7)	$1,385,966
	77,732(9)	$4,304,021
			131,520(8)	$7,282,262
			119,362(10)	$6,609,074
Mark Chandler	20,000(4)	$1,107,400
	74,641(6)	$4,132,872
			90,704(8)	$5,022,280

(a)	For the RSUs and PRSUs granted in fiscal 2021, the amounts in these columns include accrued dividend equivalents (assuming a target payout with respect to PRSUs).
(b)

The market values of the RSUs that have not vested and the unearned PRSUs are calculated by multiplying the number of units shown in the table by the fiscal 2021 year-end closing price of Cisco common stock of $55.37.

Vesting Schedule for Unvested Restricted Stock Units

Note	Grant	Incremental Vesting Date
(1)	9/20/17	25% on 11/10/18; 6.25% quarterly thereafter
(2)	1/30/18	25% on 11/10/18; 6.25% quarterly thereafter
(3)	4/16/18	25% on 6/10/19; 6.25% quarterly thereafter
(4)	5/31/18

Represents shares earned under PRSUs based on Cisco’s TSR relative to the S&P 500 Index over a three-year period covering fiscal 2019, fiscal 2020 and fiscal 2021. These shares were earned following certification of TSR performance goals by the Compensation Committee. The earned PRSUs remain subject to Mr. Chandler’s retirement vesting eligibility through the settlement date and the Compensation Committee’s discretion to further review and reduce the number of earned PRSUs until they settle on November 10, 2021.

(5)	9/18/18	25% on 11/10/19; 6.25% quarterly thereafter
(6)	9/18/18

Represents shares earned under fiscal 2019 PRSUs based on Cisco’s performance through the end of the three-year performance period covering fiscal 2019, fiscal 2020 and fiscal 2021. These shares were earned following certification of the operating and TSR performance goals by the Compensation Committee. The earned fiscal 2019 PRSUs remain subject to the executive officer’s continued employment (other than for any named executive officer who is eligible for retirement vesting) and the Compensation Committee’s discretion to further review and reduce the number of earned PRSUs until they settle on November 10, 2021.

(7)	9/18/19	25% on 11/10/20; 6.25% quarterly thereafter
(8)	9/18/19

PRSUs that are earned and settled on 11/10/22 subject to (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, subject to annual goals that are pre-established at the beginning of each of fiscal 2020, fiscal 2021 and fiscal 2022; (ii) Cisco’s TSR relative to the S&P 500 Index over a three-year period covering fiscal 2020, fiscal 2021 and fiscal 2022; and (iii) the executive officer’s employment (other than for any named executive officer who is eligible for retirement vesting) through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at target since Cisco’s operating performance and relative TSR performance for the first two years of the three-year performance period did not exceed target levels. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(9)	9/18/20	25% on 11/10/21; 6.25% quarterly thereafter
(10)	9/18/20

PRSUs that are earned and settled on 11/10/23 subject to (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, subject to annual goals that are pre-established at the beginning of each of fiscal 2021, fiscal 2022 and fiscal 2023; (ii) Cisco’s TSR relative to the S&P 500 Index over a three-year period covering fiscal 2021, fiscal 2022 and fiscal 2023; and (iii) the executive officer’s employment through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at target since Cisco’s operating performance and relative TSR performance for the first year of the three-year performance period did not exceed target levels. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(11)	2/03/21	25% on 02/10/22; 6.25% quarterly thereafter
(12)	12/18/20	50% on 02/10/22; 12.5% quarterly thereafter
(13)	12/18/20	25% on 02/10/22; 6.25% quarterly thereafter
(14)	12/18/20

PRSUs that are earned and settled on 11/10/22 and 11/10/23 subject to (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, subject to annual goals that are pre-established at the beginning of each of fiscal 2022 and fiscal 2023; and (ii) the executive officer’s employment through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at target. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(15)	12/18/20

PRSUs that are earned and settled on 11/10/23 subject to (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, subject to annual goals that are pre-established at the beginning of each of fiscal 2022 and fiscal 2023; (ii) Cisco’s TSR relative to the S&P 500 Index over a 2.5-year performance period from the beginning of Cisco’s third quarter of fiscal 2021 through the end of fiscal 2023; and (iii) the executive officer’s employment through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at target. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2021 through vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such vesting, as calculated based on the closing share price of Cisco’s common stock on the Nasdaq Global Select Market on the vesting date. No stock options were exercised by the named executive officers during fiscal 2021, and there were no outstanding stock options held by the named executive officers as of July 31, 2021.

Option Exercises and Stock Vested — Fiscal 2021

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles H. Robbins	574,820	$22,926,576
R. Scott Herren	—	$—
Gerri Elliott	167,773	$6,666,741
Maria Martinez	231,907	$9,433,915
Kelly A. Kramer	332,240	$13,240,262
Irving Tan	148,000	$6,094,648
Mark Chandler	108,484	$4,346,542

(1)

Includes 60,750 shares subject to fully vested deferred stock units for Mr. Robbins, 2,856 shares subject to fully vested deferred stock units for Ms. Elliott and 8,659 shares subject to fully vested deferred stock units for Mr. Chandler. As elected by the named executive officer, these shares will be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. For the values realized on vesting of the deferred stock units, see the “Nonqualified Deferred Compensation — Fiscal 2021” table below.

The following table shows the contributions and earnings during fiscal 2021, and account balance as of July 31, 2021, for named executive officers under the Deferred Compensation Plan or the 2005 Stock Incentive Plan, as the case may be.

Nonqualified Deferred Compensation — Fiscal 2021

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Charles H. Robbins	Deferred Compensation Plan	$291,911	$54,450	$(4,313)	—	$1,450,438
	2005 Stock Incentive Plan	$2,667,519	$—	$2,191,507	—	$12,593,906
R. Scott Herren	Deferred Compensation Plan	$18,692	$18,692	$951	—	$38,335
Maria Martinez	Deferred Compensation Plan	$—	$—	$—	—	$—
Gerri Elliott	2005 Stock Incentive Plan	$133,411	$—	$63,143	—	$395,286
Kelly A. Kramer	Deferred Compensation Plan	$22,313	$—	$20,258	—	$659,909
Irving Tan	Deferred Compensation Plan	$15,144	$11,358	$8,790	—	$69,867
Mark Chandler	Deferred Compensation Plan	$—	$—	$2,327,875	—	$2,327,875
	2005 Stock Incentive Plan	$373,180	$—	$511,469	—	$3,992,011

(1)

The executive contribution amounts under the Deferred Compensation Plan were included in fiscal 2021 compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, as applicable. The executive contribution amount under the 2005 Stock Incentive Plan represents the value of fully vested deferred stock units based on the closing share price of Cisco’s common stock on the Nasdaq Global Select Market on the vesting date and is included in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested — Fiscal 2021 table.

(2)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2021 will be, and the matching contribution rate for calendar year 2020 was, 4.5% of eligible compensation over the Code Section 401(a)(17) limit for each calendar year ($290,000 for 2021 and $285,000 for 2020), with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2021 and 2020 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2020 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2020 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2021 matching contributions related to deferrals of fiscal 2021 salary and non-equity incentive plan compensation during calendar year 2021 that are expected to be credited to the accounts of the named executive officers at the end of calendar year 2021.

(3)	None of the amounts in this column are included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(4)

The following amounts included in this column for the Deferred Compensation Plan also have been reported in the Summary Compensation Table as compensation for fiscal 2021 or a prior fiscal year: Mr. Robbins, $1,327,683; Mr. Herren, $37,384, Ms. Kramer, $567,254; and Mr. Tan, $60,036. The aggregate grant date fair value of the fully vested deferred stock units under the 2005 Stock Incentive Plan included in this column that has been reported in the Summary Compensation Table as compensation for fiscal 2021 or a prior fiscal year: Mr. Robbins, $6,626,996; and Ms. Elliott, $316,362. The deferred equity amounts included in this column are valued using the fiscal 2021 year-end closing share price of Cisco common stock of $55.37.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which the 401(k) Plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Core Total U.S. Bond Market ETF Trust; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MSCI EAFE Index Fund; BlackRock LifePath Index Retirement Fund; BlackRock LifePath Index 2030 Fund; BlackRock LifePath Index 2040 Fund; and BlackRock LifePath Index 2050 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2021 and 2020, there are matching contributions on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($290,000 for 2021 and $285,000 for 2020). Generally, the matching contribution rate for calendar year 2021 will be, and the matching contribution rate for calendar year 2020 was, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2021 and 2020 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions are expected to occur on specified future distribution dates or after participant’s separation of service.

Under the 2005 Stock Incentive Plan, at the election of an eligible employee, the settlement of vested shares underlying RSUs may be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. Since the fiscal 2016 annual equity grants, vested and deferred time-based RSUs have been credited with dividend equivalents.

Potential Payments upon Termination or Change in Control

Transition Agreement with Ms. Kramer

As described above in the CD&A, Ms. Kramer entered into a Transition Agreement in connection with her continued employment as an Executive Advisor until November 15, 2021. The Transition Agreement provides that if Ms. Kramer’s employment relationship is terminated without cause prior to November 15, 2021 and Ms. Kramer signs a general release of claims and agrees to be bound by certain restrictive covenants, she will be eligible to receive the annual base salary of $120,000 through November 15, 2021 and her outstanding equity awards that are scheduled to vest through November 10, 2021. In the event of such a termination without cause on the last day of fiscal 2021, Ms. Kramer would have been eligible to receive continued base salary payments of approximately $35,000 and vest in RSUs and PRSUs with a value of $9,547,283 based on the fiscal 2021 year-end closing share price of Cisco common stock of $55.37.

Acceleration of Equity Awards

As described above in the CD&A, each outstanding award to all employees under the 2005 Stock Incentive Plan that is subject to vesting provisions, and each PRSU awarded from time to time (including any accrued dividend equivalents, if applicable), will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity.

The Compensation Committee has adopted a policy (the “Death and Terminal Illness Policy”) that applies to each outstanding award to all employees (other than as described in this paragraph) and that can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount (at target levels for PRSUs) equal to the greater of (a) 100% of the unvested shares subject to the awards up to a total value of $10 million, net of aggregate exercise or purchase price, or (b) up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

The table below sets forth the values that the named executive officers would derive in the event of (a) a change in control in which the awards are not assumed or replaced by the acquiror, (b) the death or terminal illness of the named executive officer, or (c) the retirement of the named executive officer, that in each case hypothetically occurred on the last business day of fiscal 2021. For RSUs and PRSUs, the value is based upon the fiscal 2021 year-end closing share price of Cisco common stock of $55.37.

Potential Payments — Accelerated Equity Awards

	Change in Control
Name	Awards are not Assumed or Replaced by Acquiror ($) (1)	Death or Terminal Illness ($) (2)	Retirement ($) (3)
Charles H. Robbins	$69,090,078	$23,239,190	$34,968,653
R. Scott Herren	$19,654,411	$10,000,000	$—
Gerri Elliott	$34,068,331	$10,546,725	$—
Maria Martinez	$32,660,603	$12,593,540	$—
Kelly A. Kramer	$21,911,681	$10,806,065	$—
Irving Tan	$25,159,685	$10,000,000	$—
Mark Chandler	$10,262,553	$10,000,000	$10,362,983

(1)	Represents the value of accelerated RSUs and PRSUs.

(2)

Represents the greater of (i) the value of full acceleration of unvested RSUs and PRSUs, up to the limit of $10 million, assuming those awards were to be accelerated under the Death and Terminal Illness Policy or (ii) up to one year of vesting of unvested stock awards from the date of death or determination of terminal illness. These values have not been, and may never be, realized.

(3)	Represents the value of accelerated PRSUs.

CEO Pay Ratio

Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

As determined in accordance with SEC rules, the fiscal 2021 annual total compensation was $25,446,695 for our CEO as reported in the Summary Compensation Table and $124,806 for our median employee, who is located in Japan, and the ratio of these amounts is 204 to 1. The annual total compensation for our median employee was paid in Japanese yen and was converted to U.S. dollars using the exchange rate in effect on the last day of fiscal 2021 of 0.0091. The Compensation Committee considers our CEO pay ratio in reviewing and establishing CEO compensation.

As permitted by SEC rules, to identify our median employee, we elected to use the target annual total cash compensation of each employee as of the end of fiscal 2021. For these purposes, target annual total cash compensation included annual base salary or hourly wages, target cash incentives, target commissions, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records with all foreign currencies converted to U.S. dollars. All amounts were annualized for permanent employees who did not work for the entire year.

We selected the median employee from among our global population of employees as of the end of fiscal 2021. As permitted by SEC rules, we excluded 1,723 employees, representing approximately 2.2% of our global population of employees, who joined Cisco during fiscal 2021 as part of our acquisitions of Acacia Communications, Inc., BabbleLabs, Inc., Banzai Cloud Zrt., Dashbase, Inc., IMImobile Plc, Involvio LLC, Kenna Security, Inc., ModCam AB, PortShift Software Technologies Ltd., Sedonasys Systems Ltd., sli.do s.r.o., Socio Labs Inc. and ThousandEyes, Inc., when making this determination. Except for the employees excluded on the basis of these acquisitions completed in fiscal 2021, we did not exclude any other employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

Ownership of Securities

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of September 1, 2021 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s CEO, CFO, and the other named executive officers listed in the “Summary Compensation Table” section, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of September 1, 2021 includes shares of common stock that such person or group had the right to acquire on or within 60 days after September 1, 2021, including, but not limited to, upon the exercise of options or the vesting of RSUs. References to RSUs in the footnotes of the table below include only RSUs outstanding as of September 1, 2021 that would vest or could settle on or within 60 days after September 1, 2021. References to accrued dividend equivalents on fully vested deferred RSUs in the footnotes of the table below also include dividend equivalents that will accrue on or within 60 days after September 1, 2021. Since these future dividend equivalents amounts are not currently determinable, they have been estimated using the closing price of Cisco common stock on September 1, 2021 of $59.04. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 4,217,806,819 shares of common stock outstanding on September 1, 2021 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after September 1, 2021.

Name	Number of Shares Beneficially Owned	Percent Owned
The Vanguard Group (1)	330,742,047	7.8
BlackRock, Inc. (2)	327,697,698	7.8
M. Michele Burns (3)	70,468	*
Wesley G. Bush (4)	27,907	*
Michael D. Capellas	151,414	*
Mark Chandler (5)	—	*
Gerri Elliott (6)	109,669	*
Mark Garrett (7)	19,354	*
John D. Harris II	4,726	*
Dr. Kristina M. Johnson (8)	55,635	*
R. Scott Herren	—	*
Kelly A. Kramer	—	*
Maria Martinez (9)	23,057	*
Roderick C. McGeary (10)	104,811	*
Charles H. Robbins (11)	36,194	*
Brenton L. Saunders (12)	28,313	*
Dr. Lisa T. Su (13)	19,176	*
Irving Tan	—	*
Marianna Tessel (14)	5,259	*
All executive officers, directors and nominees as a group (14 Persons) (15)	655,983	*

*	Less than one percent.

(1)

Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group and certain related entities. The Vanguard Group reported that it has sole voting power with respect to 0 shares of common stock, sole dispositive power with respect to 312,039,172 shares of common stock, shared voting power with respect to 6,871,834 shares of common stock, and shared dispositive power with respect to 18,702,875 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2021 by BlackRock, Inc. and certain related entities. BlackRock, Inc. reported that it has sole voting power with respect to 283,816,324 shares of common stock and sole dispositive power with respect to all shares beneficially owned. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)	Includes 6,904 shares subject to fully vested deferred stock units.

(4)	Represents 10,000 shares held by a trust, 17,040 shares subject to fully vested deferred stock units and 867 accrued dividend equivalents on such fully vested deferred restricted stock units.

(5)

Excludes 72,097 fully vested deferred stock units and 6,301 accrued dividend equivalents on such fully vested deferred restricted stock units that will not settle on or within 60 days after September 1, 2021.

(6)

Excludes 7,852 fully vested deferred stock units and 326 accrued dividend equivalents on such fully vested deferred restricted stock units that will not settle on or within 60 days after September 1, 2021.

(7)	Represents 18,455 held by a trust and 899 shares held by family limited partnerships.

(8)	Includes 36,041 shares subject to fully vested deferred stock units and 4,099 accrued dividend equivalents on such fully vested deferred restricted stock units.

(9)	Includes 1,276 shares held by a trust and 9,272 shares subject to RSUs.

(10)	Includes 49,460 shares subject to fully vested deferred stock units.

(11)

Excludes 235,225 fully vested deferred stock units and 15,822 accrued dividend equivalents on such fully vested deferred restricted stock units that will not settle on or within 60 days after September 1, 2021.

(12)	Includes 25,539 shares subject to fully vested deferred stock units and 2,334 accrued dividend equivalents on such fully vested deferred restricted stock units.

(13)	Represents 6,000 shares held by spouse, 12,667 shares subject to fully vested deferred stock units and 509 accrued dividend equivalents on such fully vested deferred restricted stock units.

(14)	Represents 5,154 shares subject to fully vested deferred stock units and 105 accrued dividend equivalents on such fully vested deferred restricted stock units.

(15)	Includes 152,805 shares subject to fully vested deferred stock units, 7,914 accrued dividend equivalents on fully vested deferred restricted stock units and 9,272 shares subject to RSUs.

Equity Compensation Plan Information

The following table provides information as of July 31, 2021 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan and the Cisco Systems, Inc. Employee Stock Purchase Plan (the “Purchase Plan”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	95,932,559	(2)	—	369,437,779	(3)
Equity compensation plans not approved by security holders	—	(4)	—	—

Total	95,932,559		—	369,437,779	(5)

(1)	Excludes purchase rights accruing as of July 31, 2021 under the Purchase Plan.

(2)	Includes 90,823,099 shares subject to outstanding RSUs and 5,109,460 shares issuable under outstanding PRSUs based on an assumed target performance, unless performance is otherwise known.

(3)

Includes shares available for future issuance under the Purchase Plan. As of July 31, 2021, as reported in Cisco’s 2021 Annual Report on Form 10-K, an aggregate of 124,796,517 shares of common stock were available for future issuance under the Purchase Plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the share reserve by 1.5 shares. Further, each share issued upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or RSUs that would be settled in shares after the non-employee director left the Board of Directors) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid.

(4)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions. As of July 31, 2021, a total of 772,807 shares of common stock were issuable upon exercise of outstanding options and 779,473 shares were issuable upon the vesting of RSUs under those other assumed arrangements. The weighted average exercise price of those outstanding options is $6.05 per share. No additional awards may be granted under those assumed arrangements.

(5)

As of July 31, 2021, 244,641,262 shares and 124,796,517 shares were available for future issuance under the 2005 Stock Incentive Plan and the Purchase Plan, respectively, as reported in Cisco’s 2021 Annual Report on Form 10-K.

AUDIT COMMITTEE MATTERS

Proposal No. 3 — Ratification of Independent Registered Public Accounting Firm

Cisco is asking the stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2022. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its stockholders’ best interests.

The Audit Committee is directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent registered public accounting firm retained to audit Cisco’s consolidated financial statements. The Audit Committee has appointed PwC as Cisco’s independent registered public accounting firm for fiscal 2022 and is responsible for pre-approving all audit and permissible non-audit services to be provided by PwC. PwC has audited Cisco’s consolidated financial statements annually since fiscal 1988. In order to ensure continuing auditor independence, the Audit Committee considers non-audit fees and services when assessing auditor independence and periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the committee chair and other members of the Audit Committee are directly involved in the selection of PwC’s new lead engagement partner, including the most recent selection of PwC’s lead engagement partner for the period of service beginning with fiscal 2019. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as Cisco’s independent registered public accounting firm is in the best interests of Cisco and its stockholders. Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PwC for professional services rendered for the fiscal years ended July 31, 2021 and July 25, 2020:

Fee Category	Fiscal 2021 Fees	Fiscal 2020 Fees
Audit Fees	$22,565,000	$23,765,000
Audit-Related Fees	877,000	1,015,000
Tax Fees	4,560,000	3,475,000
All Other Fees	11,000	10,000

Total Fees	$28,013,000	$28,265,000

Audit Fees

Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning new financial accounting and reporting standards.

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $4,430,000 and $3,445,000 in fiscal 2021 and fiscal 2020, respectively. All other tax fees were $130,000 and $30,000 in fiscal 2021 and 2020, respectively.

All Other Fees

Consists of fees for professional services other than the services reported above, including permissible business process advisory and consulting services, fees for software licenses, and the translation of filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The ratification of the appointment of PwC to serve as Cisco’s independent registered public accounting firm for fiscal 2022 requires the affirmative vote of the holders of a majority of the votes properly cast (for the avoidance of doubt, abstentions and broker non-votes are not counted as votes cast for or against such matter).

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PwC to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2022.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2021 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2021 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Mark Garrett, Chair

M. Michele Burns

Roderick C. McGeary

Form 10-K

Cisco will mail without charge, upon written request, a copy of Cisco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, including the Consolidated Financial Statements and related notes, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134, Attention: Investor Relations. The Annual Report on Form 10-K is also available at investor.cisco.com.

Certain Relationships and Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s COBC or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction. There are no related person transactions to report.

STOCKHOLDER PROPOSAL

Proposal No. 4 — Stockholder Proposal

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York 11021, a beneficial owner of no less than 500 shares of Cisco common stock, has notified us that he or a designee intends to present the following proposal at the meeting:

Proposal 4 — Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access. Proxy access allows a group of shareholders to nominate a director who will compete with management nominated directors to see who gets more votes. Competition is good for our board of directors.

Currently a strict limit of 20 shareholders must have owned $6 Billion of Cisco stock for an unbroken 3-years in order to nominate one candidate for the board under our proxy access rules. A strict limit of 20 deep pocket shareholders with $6 Billion of Cisco stock does not allow for a diverse group of shareholders.

It is disappointing that management does not support the diversity that this proposal calls for. As a practical matter it is unlikely that more than 50 shareholders would participate in nominating a director using proxy access with this proposal.

There is hardly any administrative difference in 20 shareholders submitting proof of owning of $6 Billion of Cisco stock compared to 50 shareholders submitting proof of owning $6 Billion of Cisco stock. And adopting this proposal would show management’s commitment to diversity. This proposal is asking for so little.

Our current proxy access is way out of balance and too difficult for shareholder to make use of. The evidence is that there has not been one proxy access candidate placed on the ballot of any company during the past 5-years. There have been 500 companies with a shareholder right for proxy access during these 5-years.

5-years times 500 companies times equals 2,500 company years without one proxy access candidate. This means that under the current rules a company, such as Cisco would not expect one proxy access director candidate during the next 2,500-years. This is way out of balance as far as shareholders are concerned.

Cisco initially adopted proxy access after Mr. James McRitchie’s proxy access propsal[sic] won 64% support at the 2015 Cisco annual meeting.

The shareholders who gave 64% support in 2015 would have been in stark disbelive[sic] if it had been forcasted[sic] in 2015 that there would not be one proxy access director candidate at 500 major companies by the year 2021.

The effectiveness of good a governance proposal, like this proposal, is that it would not result in more cost but would instead pay dividends because the mere presence of good governance serves as a guardrail to make sure that management elects the best directors on their own — because if management does not elect the best directors then shareholders have a remedy with teeth to make their director nominations known to management.

Please vote yes:

Improve Our Catch-22 Proxy Access — Proposal 4

NOTE: The graphic above was submitted as part of the stockholder’s proposal.

Cisco’s Statement in Opposition to Proposal No. 4

The Board of Directors believes this proposal does not serve the best interests of Cisco or its stockholders and recommends a vote AGAINST it.

We have already adopted a proxy access bylaw which we believe strikes the appropriate balance between providing meaningful proxy access for stockholders and protecting the interests of stockholders.

In July 2016, the Board of Directors adopted progressive amendments to Cisco’s bylaws to adopt proxy access. Specifically, one of the amendments adopted permits an eligible stockholder, or a group of up to 20 stockholders, who has owned three percent of our Company’s stock for three years to nominate up to the greater of two directors or 20% of the Board of Directors. Our adoption of proxy access involved a robust review by the Board of Directors of stockholder feedback, corporate governance best practices and trends, and Cisco’s particular facts and circumstances.

The change to our proxy access bylaw requested by the proposal would place no limitation on the number of stockholders who may aggregate their holdings to reach the required three percent ownership threshold. We believe the aggregation limit of 20 stockholders provides sufficient opportunities for a stockholder to combine with other stockholders to satisfy the ownership requirement, provided that they also satisfy the required holding period requirement. Our proxy access provisions allow funds under common management to be treated as a single stockholder and permit share lending with a five-day recall which provides our stockholders with an even greater ability to reach the three percent ownership threshold with up to 20 stockholders.

If a group of stockholders submits a director nominee through the proxy access right, Cisco is responsible for verifying that each stockholder in the group has met all procedural requirements and that each stockholder will continue to meet these requirements until the annual meeting. In the absence of a reasonable limitation, or as the proposal requests, no limitation on the number of stockholders in a group, Cisco could be required to make burdensome and time-consuming inquiries into the nature and duration of the stock ownership of a large number of individuals. This administrative burden could divert employee resources and cause Cisco to incur excessive and unnecessary costs. In addition, the group limit prevents the abuse of proxy access by a group that includes stockholders that do not have a sufficient economic stake in Cisco or who may have special or short-term interests not aligned with the interests of our stockholders as a whole.

Our existing proxy access bylaw is consistent with market standards and best practices.

The Board of Directors believes that our existing proxy access bylaw provision, including the 20 stockholder aggregation limit, is in line with current market standards and best practices. To illustrate this point, a recent review of proxy access rights adopted by other companies showed that, of 644 companies that have adopted a proxy access bylaw from January 1, 2015 through December 31, 2019, approximately 93% contained the same aggregation limit of 20 stockholders that Cisco has in its proxy access bylaw, while only approximately 2% had no limit on group sizes for stockholder aggregation.

We have an on-going commitment to corporate governance best practices that empower our stockholders.

The removal of the 20 stockholder group limitation is unnecessary given Cisco’s commitment to strong and effective corporate governance principles and practices. We are committed to stockholder-friendly corporate governance and to engagement with our stockholders to solicit their views and input on a variety of important topics including environmental, social, governance, executive compensation and other matters. The Board of Directors has adopted clear corporate policies that promote excellence in corporate governance which are consistent with our commitment to transparency and best-in-class practices. For example, several of our notable corporate governance policies that help to empower Cisco stockholders include:

•	Stockholders may recommend a director nominee to Cisco’s Nomination and Governance Committee.

•	Stockholders that meet eligibility requirements may submit director candidates for election in Cisco’s proxy statement through our existing proxy access right.

•	Stockholders have the right to take action by written consent.

•	Stockholders have the right to call a special meeting.

•	Stockholders have the right to communicate directly with the Board of Directors.

For more information on our corporate governance policies, practices and initiatives, see the section entitled “Corporate Governance” in this Proxy Statement. Additionally, information regarding Cisco’s corporate governance can be found on our website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct and the charter for each committee of the Board of Directors. The corporate governance page can be found in the Governance section of Cisco’s Investor Relations website at investor.cisco.com.

We believe that our current form of proxy access bylaw, including the current group aggregation limit of 20 stockholders, strikes the appropriate balance between providing meaningful proxy access for stockholders and protecting the interests of all of our stockholders, reflects market standards and best practices and complements our other strong stockholder-friendly corporate governance practices.

Vote Required

The affirmative vote of the holders of a majority of the votes properly cast (for the avoidance of doubt, abstentions and broker non-votes are not counted as votes cast for or against such matter) is required for approval of this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

INFORMATION ABOUT THE MEETING

General Information

These proxy materials are provided in connection with the solicitation of proxies by Cisco’s Board of Directors for the Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific Time on Monday, December 13, 2021, and at any adjournments or postponements of the annual meeting.

The annual meeting will be held for the following purposes:

•	To elect eleven members of Cisco’s Board of Directors (Proposal No. 1);

•	To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2022 (Proposal No. 3);

•	To vote upon a proposal submitted by a stockholder, if properly presented at the annual meeting (Proposal No. 4); and

•	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2022 (Proposal No. 3); and

•	AGAINST the proposal submitted by a stockholder (Proposal No. 4).

Participating in the Meeting

You are entitled to participate in the annual meeting if you were a stockholder of record or a beneficial owner of our common stock as of October 15, 2021, the record date, or you hold a valid legal proxy for the annual meeting. We will also provide a live webcast of the annual meeting from our Investor Relations website at investor.cisco.com. A replay of the annual meeting, including the question and answer session, will be available on our Investor Relations website at investor.cisco.com after the meeting.

This year’s annual meeting will only be accessible online through the Internet. We have worked to offer the same participation opportunities as if you attended the annual meeting in person. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/CSCO2021, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. We encourage you to access the annual meeting before it begins. Online check-in will begin at 7:45 a.m. Pacific Time on the date of the annual meeting. If you have difficulty accessing the meeting, please call 1-844-986-0822 (U.S.) or 303-562-9302 (international). We will have technicians available to assist you. This year’s stockholders question and answer session will include questions submitted in advance of the meeting at www.proxyvote.com after logging in with your Control Number, and questions submitted live during the annual meeting through www.virtualshareholdermeeting.com/CSCO2021.

Voting Rights

Only stockholders of record of Cisco common stock on October 15, 2021, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each nominee for election to the Board of Directors and for each other matter presented at the annual meeting for each share of common stock held on the record date. Stockholders may not cumulate votes in the election of directors. On the record date, there were 4,217,627,072 shares of common stock issued and outstanding.

The holders of a majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner, except for Proposal No. 3. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee exceeds the votes properly cast “against” the nominee. The other proposals require the affirmative vote of the holders of a majority of the votes properly cast. Abstentions and broker non-votes are not counted as votes cast for or against a nominee or Proposal Nos. 2, 3 or 4. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Voting via the Internet, by Telephone or by Mail

Holders of shares of Cisco common stock whose shares are registered in their own name with Cisco’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as follows:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2022 (Proposal No. 3);

•	AGAINST the proposal submitted by a stockholder (Proposal No. 4); and

•	in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Cisco stockholders whose shares are not registered in their own name with Computershare are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those stockholders who receive a Notice of Internet Availability of Proxy Materials (described in the “Internet Availability of Proxy Materials” section below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attending the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described in the “Participating in the Meeting” section above.

Proxy Solicitation and Costs

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. In addition, Cisco has retained D.F. King & Co., Inc. to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm an estimated fee of $25,000 plus additional fees for telephone solicitation of proxies, if needed, and its customary out-of-pocket expenses, for proxy solicitation services. Proxies may also be solicited on behalf of the Board by directors, officers or employees of Cisco by telephone or in person, or by email or through the Internet. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

Internet Availability of Proxy Materials

In accordance with the rules of the SEC, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134, Attention: Investor Relations, telephone (408) 227-2726.

Stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

Stockholder Proposals and Nominations for 2022 Annual Meeting of Stockholders

Requirements for Stockholder Proposals to Be Considered for Inclusion in Cisco’s Proxy Materials. Stockholders of Cisco may submit proposals on matters appropriate for stockholder action at meetings of Cisco’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Cisco’s proxy materials relating to its 2022 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than June 27, 2022. Such proposals should be delivered to Cisco Systems, Inc., Attention: Evan Sloves, Secretary, 170 West Tasman Drive, San Jose, California 95134 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attention: General Counsel at the same address.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of stockholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of stockholders). To be timely for the 2022 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between July 27, 2022 and August 26, 2022. However, in the event that the annual meeting is called for a date that is not within sixty calendar days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Requirements to Submit Candidates for Nomination to be Elected at the Annual Meeting. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attention: Evan Sloves, Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attention: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Cisco’s bylaws. In particular, for the Nomination and Governance Committee to consider a candidate recommended by a stockholder for nomination at the 2022 Annual Meeting of Stockholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between July 27, 2022 and August 26, 2022 (or, if the 2022 annual meeting is called for a date that is not within sixty calendar days of the anniversary of the date of the 2021 Annual Meeting, by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2022 annual meeting is first made). The recommendation must include the same information as is specified in Cisco’s bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The stockholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the SEC rules, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Requirements to Submit Candidates for Nomination and Inclusion in Cisco’s Proxy Materials. Pursuant to the proxy access provisions of Cisco’s bylaws, an eligible stockholder, or a group of up to twenty (20) stockholders, owning continuously, for at least three (3) years, a number of Cisco shares that constitutes at least three percent (3%) of Cisco’s outstanding shares and who continue to own such minimum shares through the date of the annual meeting, is allowed to nominate for inclusion in Cisco’s proxy materials for such annual meeting, director nominees constituting up to the greater of two individuals or 20% of the Board. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by Cisco’s Secretary in writing between May 28, 2022 and June 27, 2022 (or, if the 2022 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2021 Annual Meeting, by the later of the close of business on the date that is 180 days prior to the date of the 2022 annual meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2022 annual meeting is first made) at the following address: Cisco Systems, Inc., Attention: Evan Sloves, Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attention: General Counsel, at the same address. When submitting nominees for inclusion in Cisco’s proxy materials pursuant to the proxy access provisions of Cisco’s bylaws, stockholders must follow the notice procedures and provide the information required by (and otherwise comply with) Cisco’s bylaws.

In addition, the proxy solicited by the Board of Directors for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Cisco has not been provided with notice on or prior to August 26, 2022 and (ii) any proposal made in accordance with the bylaw provisions, if the 2022 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

Other Matters

The Board of Directors knows of no other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Evan Sloves

Secretary

Dated: October 22, 2021

CISCO SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CSCO2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D61947-P63224	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CISCO SYSTEMS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3: 1. Election of Directors

Nominees:	For	Against	Abstain

1a. M. Michele Burns	☐	☐	☐			For	Against	Abstain

1b. Wesley G. Bush	☐	☐	☐	2.	Approval, on an advisory basis, of executive compensation.	☐	☐	☐

1c. Michael D. Capellas	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for fiscal 2022.	☐	☐	☐
1d. Mark Garrett	☐	☐	☐	The Board of Directors recommends you vote AGAINST Proposal 4 submitted by a stockholder:

1e. John D. Harris II	☐	☐	☐	4.	Approval to have Cisco’s Board amend Cisco’s proxy access bylaw to remove the stockholder aggregation limit.	☐	☐	☐

1f. Dr. Kristina M. Johnson	☐	☐	☐	To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

1g. Roderick C. McGeary	☐	☐	☐

1h. Charles H. Robbins	☐	☐	☐

1i. Brenton L. Saunders	☐	☐	☐

1j. Dr. Lisa T. Su	☐	☐	☐

1K. Marianna Tessel	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D61948-P63224

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 13, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the stockholders’ annual meeting to be held December 13, 2021 and the proxy statement, and appoints Charles H. Robbins and Evan Sloves or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Cisco to be held on December 13, 2021 at 8:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE ELEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side